Exhibit 2.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

ASSET PURCHASE AGREEMENT

by and among

GENERAL R.V. CENTER, INC.,

LDL OF FORT PIERCE, LLC,

LAZYDAYS RV OF LONGMONT, LLC,

LAZYDAYS RV OF PHOENIX, LLC,

and

LAZYDAYS HOLDINGS, INC.

May 9 , 2025

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2
1.1	Definitions	2
ARTICLE 2 PURCHASE AND SALE		10
2.1	Sale of Assets	10
2.2	Excluded Assets	11
2.3	Assumed Liabilities	12
2.4	Excluded Liabilities	13
2.5	Purchase Price; Payment	14
2.6	Withholding Tax	15
2.7	Allocation of Purchase Price	16
ARTICLE 3 CLOSING		16
3.1	Time; Sequence and Place	16
3.2	Sellers’ Obligations at Closing	17
3.3	Purchaser’s Obligations at Closing	18
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES		18
4.1	Organization and Good Standing	18
4.2	Authorization; Enforceability	19
4.3	No Conflicts; Consents	19
4.4	Profit and Loss Statements	19
4.5	Absence of Certain Changes, Events, and Conditions	20
4.6	Material Contracts	20
4.7	Title to and Condition of the Acquired Assets	21
4.8	Inventory	21
4.9	Real Property	22
4.10	Data Security.	22
4.11	Insurance	23
4.12	Litigation	23
4.13	Personal Property Leases	23
4.14	Permits; Compliance with Laws	24
4.15	Employee Benefit Plans	24
4.16	Labor and Employment Matters	24
4.17	Environmental Matters	25

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4.18	Taxes	26
4.19	Brokers	27
4.20	No Other Representations and Warranties	27
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		27
5.1	Organization and Good Standing	27
5.2	Authorization; Enforceability	27
5.3	No Conflicts; Consents	28
5.4	Legal Proceedings	28
5.5	Sufficiency of Funds	28
5.6	Independent Investigation	28
5.7	Brokers	28
5.8	No Other Representations and Warranties	28
ARTICLE 6 COVENANTS		28
6.1	Efforts	28
6.2	Operation of the Business.	29
6.3	Access to Premises and Information during Interim Period	30
6.4	Notices of Certain Events	30
6.5	Acquisition Proposals.	31
6.6	Confidentiality	32
6.7	Employees and Employee Benefits.	32
6.8	Restrictive Covenants	33
6.9	Refunds and Remittances	35
6.10	Third Party Consents	35
6.11	Transfer Taxes	35
6.12	Bulk Sales Laws	35
6.13	Press Releases	35
6.14	Books and Records after a Closing	36
6.15	Electronic Mail; Telephone Calls	36
6.16	Prorations	36
6.17	Potential Cancellations of Warranty Service and Claims About Service	36
6.18	Additional Assigned Contracts	37
6.19	Meraki Devices	37
6.20	Further Assurances	37
ARTICLE 7 Conditions to Closing		37
7.1	Conditions to the Obligations of the Parties	37

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7.2	Conditions to the Obligations of Purchaser	37
7.3	Conditions to the Obligations of the Seller Parties	38
ARTICLE 8 Termination		39
8.1	Termination of Agreement	39
8.2	Effect of Termination	40
ARTICLE 9 INDEMNIFICATION		40
9.1	Survival	40
9.2	Indemnification by the Seller Parties	40
9.3	Indemnification by Purchaser	41
9.4	Procedure	41
9.5	Payments	43
9.6	Limitations	43
9.7	Mitigation of Losses	44
9.8	Materiality Scrape	44
9.9	Purchase Price Adjustment; Satisfaction of Indemnification	44
9.10	Effect of Investigation	44
9.11	Exclusive Remedy	44
ARTICLE 10 MISCELLANEOUS PROVISIONS		44
10.1	Notices	44
10.2	Amendment and Waiver	45
10.3	Entire Agreement	45
10.4	Severability	45
10.5	Governing Law; Jurisdiction	46
10.6	Waiver of Jury Trial	46
10.7	Expenses	46
10.8	Successors and Assigns	46
10.9	No Third Party Beneficiaries	47
10.10	Specific Performance	47
10.11	Construction	47
10.12	Attorneys’ Fees	48
10.13	Counterparts; Transmission	48

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EXHIBITS

Exhibit A	Base Purchase Price Calculation Schedule

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (as amended, restated, or otherwise modified from time to time in accordance with its terms, this “Agreement”) is made as of May 9, 2025 (the “Signing Date”), by and among GENERAL R.V. CENTER, INC., a Michigan corporation (“Purchaser”), LDL OF FORT PIERCE, LLC, a Delaware limited liability company (“LD Fort Pierce”), LAZYDAYS RV OF LONGMONT, LLC, a Delaware limited liability company (“LD Longmont”), LAZYDAYS RV OF PHOENIX, LLC, a Delaware limited liability company (“LD Phoenix” and, together with LD Fort Pierce and LD Longmont, each a “Seller” and, collectively, the “Sellers”), and LAZYDAYS HOLDINGS, INC., a Delaware corporation (“Parent”). Sellers and Parent are collectively referred to as the “Seller Parties” and individually as a “Seller Party”.

RECITALS:

A. Each Seller is in the business of operating a dealership for the sale and service of new and used recreational vehicles at its applicable location set forth in these recitals (the “Business”).

B. LD Fort Pierce desires to sell to Purchaser, and Purchaser desires to purchase from LD Fort Pierce, substantially all of the assets of the Business conducted by LD Fort Pierce at the recreational vehicle dealership located at the real property commonly known as 2398 Peters Road, Fort Pierce, Florida 34945 (the “Fort Pierce Dealership”), upon the terms and conditions set forth in this Agreement.

C. LD Longmont desires to sell to Purchaser, and Purchaser desires to purchase from LD Longmont, substantially all of the assets of the Business conducted by LD Longmont at the recreational vehicle dealership located at the real property (i) sometimes known as 10400 East I-25 Frontage Road, Longmont, CO, 80504 and (ii) sometimes known as 10500 E Interstate 25 Frontage Road, Longmont, Colorado 80504 (APN No. 131311000057) and 10092 East Interstate 25 Frontage Road, Firestone, Colorado 80504 (APN No. 131311313002) (the “Longmont Dealership”), upon the terms and conditions set forth in this Agreement.

D. LD Phoenix desires to sell to Purchaser, and Purchaser desires to purchase from LD Phoenix, substantially all of the assets of the Business conducted by LD Phoenix at the recreational vehicle dealership located at the real property commonly known as 2260 E. Main Street, Mesa, Arizona 85213 (the “Phoenix Dealership” and, together with the Fort Pierce Dealership and the Longmont Dealership, each a “Dealership” and, collectively, the “Dealerships”), upon the terms and conditions set forth in this Agreement.

E. Parent indirectly owns all of the limited liability company interests of each Seller and will benefit from the consummation of the transactions contemplated by this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein and for valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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ARTICLE 1
DEFINITIONS

1.1 Definitions.

(a) The capitalized terms set forth below have been defined herein in the respective locations set forth below:

Term	Section	Term	Section
Acquired Assets	2.1	Information Limitations	6.3(a)
Acquired Goodwill	2.1(j)	Interim Period	6.1
Acquired Information	2.1(i)	LD Fort Pierce	Preamble
Acquisition Proposal	6.5(a)	LD Longmont	Preamble
Agreement	Preamble	LD Phoenix	Preamble
Allocation Schedule	2.7	Lease Assignments	3.2(c)
Assigned Contracts	2.1(e)	Leased Real Property	4.9(b)
Assignment and Assumption Agreement	3.2(b)	Leases	4.9(b)
Assumed Liabilities	2.3	Longmont Dealership	Recitals
Bankruptcy and Equity Exception	4.2	Net Cash to Seller	2.5(b)
Basket	9.6(a)	Other Transaction	6.5(a)
Benefit Plans	4.12	Parent	Preamble
Bill of Sale	3.2(a)	Phoenix Dealership	Recitals
Business	Recitals; 1.1(b)(vi)	Profit and Loss Statements	4.4
Cap	9.6(b)	Purchase Price	2.5(a)
Closing	3.1	Purchaser	Preamble
Closing Date	3.1	Purchaser Indemnified Parties	9.2
COBRA	6.7(c)	Restricted Business	6.8(a)
Confidentiality Agreement	6.7(a)	Schedules	Article 4
Dealership(s)	Preamble	Seller(s)	Preamble
DMS	2.2(f)	Seller Indemnified Parties	9.3
Excluded Assets	2.2	Seller Party(ies)	Preamble
Excluded Contracts	2.2(f)	Signing Date	Preamble
Excluded Liabilities	2.4	Special Claim	9.4(c)
Flow of Funds Memorandum	3.2(j)	Specified Closing Sequence	3.1(b)(i)
Fort Pierce Dealership	Recitals	Surviving Provisions	8.2
Fort Pierce Lease Termination	3.2(c)	Termination Date	8.1(c)
Fundamental Representations	9.1	Territory	6.8(a)
ICE	4.16(i)	Third Party Claim	9.4(b)
Indemnified Party	9.4(a)	Third Party Claim Notice	9.4(b)
Indemnifying Party	9.4(a)	Transferring Employees	6.7(a)
		We Owes	2.1(c)
		WIP	2.1(d)

(b) Except as otherwise defined herein, the following terms shall have the meanings set forth in this Section 1.1(b):

(i) “Action” means any claim, action, cause of action, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons or subpoena, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(ii) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person; provided, that, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses or domestic partners shall be deemed to be an “Affiliate.” For the purposes of this definition, “control” (including similar terms and phrases such as “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement, or otherwise.

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(iii) “Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, the Real Estate Purchase Agreement, the Lease Assignments and the other agreements, instruments, certificates, and documents required to be delivered under or pursuant to this Agreement.

(iv) “Base Purchase Price” means, with respect to each Closing, a dollar amount, as agreed in good faith by the applicable Seller and Purchaser at or before such Closing, calculated pursuant to the Base Purchase Price Calculation Schedule, as adjusted for the prorations contemplated by Section 6.16.

(v) “Base Purchase Price Calculation Schedule” means the schedule attached as Exhibit A.

(vi) “Business” is defined in the recitals. For the avoidance of doubt, “Business” does not include any dealership, operation or asset owned or controlled by Parent or its Affiliates other than the three Dealerships identified in the recitals.

(vii) “Business Day” means any day of the year other than: (A) any Saturday or Sunday; or (B) any other day on which banks located in Detroit, Michigan, are authorized or required by applicable Law to close.

(viii) “Business Intellectual Property” means all Intellectual Property that is owned by any Seller or that relates to, or is used or held for use in connection with, the Business.

(ix) “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

(x) “Code” means the Internal Revenue Code of 1986, as amended.

(xi) “Contracts” means all legally binding contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other legally binding agreements, commitments and arrangements, whether written or oral.

(xii) “Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to any Seller, or to the conduct of the Business with respect to Data Treatment: (A) the rules, policies, and procedures of any Seller; (B) all applicable Laws; (C) industry standards applicable to the industry in which the Business operates or to which any Seller is bound or otherwise holds itself out as being in compliance with; and (D) Contracts into which any Seller has entered or by which it is otherwise bound, as such Contracts relate to Data Treatment.

(xiii) “Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal information or sensitive or confidential information or data (whether in electronic or any other form or medium).

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(xiv) “Encumbrance” means any pledge, hypothecation, lien (statutory or other), security interest, mortgage, easement or similar encumbrance.

(xv) “Environmental Claim” means any Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability (including liability or responsibility for the costs of enforcement Actions, investigations, cleanup, governmental response, removal, or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on, or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(xvi) “Environmental Laws” means any Law, and any Order or binding agreement with any Governmental Authority: (A) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (B) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and the administrative rules and regulations promulgated under such statutes, and any other similar federal, state, or local Law or administrative rule or regulation of similar effect, each as amended and as in effect from time to time): Michigan’s Natural Resources and Environmental Protection Act, MCL 324.101 et seq; CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(xvii) “Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(xviii) “Environmental Permits” means all Permits under any Environmental Law.

(xix) “Escrow Account” means the escrow account established pursuant to the Escrow Agreement to secure the indemnification obligations and liabilities of the Seller Parties under this Agreement.

(xx) “Escrow Agent” means Acquiom Clearinghouse LLC, in its capacity as escrow agent under the Escrow Agreement.

(xxi) “Escrow Agreement” means that certain escrow agreement to be entered into at the first Closing by and among the Escrow Agent, Purchaser, and LDRV Holdings.

(xxii) “Escrow Amount” means $250,000 from the proceeds of the first Closing.

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(xxiii) “Escrow Fees” means the fees and expenses charged by the Escrow Agent in connection with rendering its services under the Escrow Agreement.

(xxiv) “Escrow Funds” means the Escrow Amount or such lesser or greater amount as may be in the Escrow Account from time to time due to the accumulation of interest and dividends.

(xxv) “Fort Pierce Lease” means the Lease, dated May 15, 2024, by and between LD Real Estate and LD Fort Pierce, as amended, restated, or otherwise modified from time to time in accordance with its terms.

(xxvi) “Fraud” means intentional fraud with respect to the making of a representation and warranty contained in this Agreement. “Fraud” does not include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise).

(xxvii) “GAAP” means U.S. generally accepted accounting principles in effect from time to time.

(xxviii) “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, mediator, court, or tribunal of competent jurisdiction.

(xxix) “Hazardous Material” means: (A) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (B) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, mold, urea formaldehyde, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances.

(xxx) “Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (A) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (B) internet domain names, whether or not trademarks or registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with X Corp., Twitter, Facebook, and other social media companies and the content found thereon and related thereto, and URLs; (C) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral, and neighboring rights, and all registrations, applications for registration, and renewals of such copyrights; (D) inventions, discoveries, ideas, trade secrets, business and technical information and know-how, databases, data collections, and other confidential and proprietary information and all rights therein; (E) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models); (F) Software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation; (G) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (H) all rights to any Actions of any nature available to or being pursued by any Seller to the extent related to the foregoing, whether accruing before, on, or after the applicable Closing Date, including all rights to and claims for damages, restitution, and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

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(xxxi) “Inventory” means all inventory (including, without limitation, all recreational vehicles, subject to the provisions of Section 6.2(c)), finished goods, raw materials, packaging, supplies, parts, and other inventories of the Business of a Dealership, including those in transit to the Business.

(xxxii) “Johnstown Dealership” means the recreational vehicle dealership currently owned and operated by Parent or its Affiliates located at the real property commonly known as 4777 Marketplace Drive, Johnstown, Colorado 80534.

(xxxiii) “Knowledge of the Seller Parties” or any other similar knowledge qualification means, as to a particular matter, the actual or constructive knowledge of Ronald Fleming, Amber Dillard, Jeff Needles, and Chander Makhija, together with such knowledge as each of the foregoing should have known, in each case, following reasonable inquiry and investigation.

(xxxiv) “Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(xxxv) “LD Real Estate” means LD Real Estate, LLC, a Delaware limited liability company, an Affiliate of the Seller Parties.

(xxxvi) “LDRV Holdings” means LDRV Holdings Corp. a Delaware corporation, an Affiliate of the Seller Parties.

(xxxvii) “Longmont Lease” means the Lease with Option to Purchase and Right of First Refusal, dated as of August 7, 2023, by and between CVA, LLC and BNK Properties, LLC, collectively as landlord, and LD Longmont, as tenant, as amended, restated, or otherwise modified from time to time in accordance with its terms.

(xxxviii) “Losses” means losses, damages, penalties, fines, liabilities, costs or expenses, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include punitive damages except to the extent actually awarded to a Governmental Authority or other Person not a party.

(xxxix) “Material Adverse Effect” means any event, occurrence, fact, effect, condition, or change that is materially adverse to (A) the Acquired Assets, considered as a whole, or (B) the ability of any of the Seller Parties to consummate the transactions contemplated hereby in accordance with this Agreement; provided, however, that for purposes hereof, such determination shall exclude any event, occurrence, fact, effect, condition, or change to the extent resulting from: (1) general economic or political or governmental conditions or actions or inactions; (2) conditions generally affecting the recreational vehicle dealership industry; (3) any changes in financial or securities markets; (4) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (5) natural disasters, pandemics, epidemics, disease outbreaks, or other calamity, crisis or emergency or any governmental or other response to any of the foregoing; (6) changes in Laws; (7) any matter disclosed in the Schedules; and (8) the taking of any action (or omitting to take action) to the extent required or permitted by this Agreement or consented to in writing by Purchaser; provided further, however, that any event, occurrence, fact, effect, condition, or change referred to in clauses (1) through (7) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such event, occurrence, fact, effect, condition, or change has a disproportionate effect on the Business of a Dealership compared to other participants in the business of operating a dealership for the sale and service of new and used recreational vehicles.

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(xl) “NADA” means National Automobile Dealers Association.

(xli) “Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by, before, or with any Governmental Authority.

(xlii) “Ordinary Course of Business” means, with respect to any Person, the ordinary course of the operation of such Person’s business, consistent with such Person’s past customs and practices.

(xliii) “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

(xliv) “Permitted Encumbrances” means (A) liens for Taxes not yet due and payable; (B) mechanics’, carriers’, workmen’s, repairmen’s, or similar statutory liens arising or incurred in the Ordinary Course of Business, the existence of which would not and do not constitute an event of default under, or breach of, a Contract; and (C) easements, rights of way, zoning ordinances, and other similar encumbrances of record affecting title to, but not adversely affecting the value of, or the current occupancy or use of, real property in any material respect.

(xlv) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity or organization.

(xlvi) “Phoenix Lease” means the Lease, dated May 19, 2020, by and between Vertigo Investments, LLC, as landlord, and LD Phoenix, as tenant, as amended, restated, or otherwise modified from time to time in accordance with its terms.

(xlvii) “Purchaser Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for Purchaser.

(xlviii) “Real Estate Purchase Agreement” means that certain Real Estate Purchase Agreement, dated as of the Signing Date, by and between LD Real Estate, as seller, and FL ST Lucie 95, LLC, a Michigan limited liability company, as purchaser, for the sale and purchase of the real property commonly known as 2398 Peters Road, Fort Pierce, Florida 34945, as amended, restated, or otherwise modified from time to time.

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(xlix) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, or disposing into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(l) “Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

(li) “recreational vehicles” means recreational vehicles, motorhomes and trailers and similar vehicles.

(lii) “Secured Debt” means all debt of any Seller, including all obligations in respect of principal, accrued or unpaid interest, penalties, breakage costs, fees, and premiums or other similar costs, fees, or expenses (if any), including under any capital or finance leases, secured by Encumbrances on any Acquired Assets.

(liii) “Seller Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing systems, information systems, record keeping systems, communications systems, telecommunications systems, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for any Seller.

(liv) “Software” means any and all: (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; and (C) related documentation and materials.

(lv) “Specified RV Dealerships” means the Johnstown Dealership and the recreational vehicle dealership currently owned and operated by Parent or its Affiliates located at the real property commonly known as 3200 East Irvington Road, Tucson, Arizona 85714, in each case, as currently conducted by Parent or its Affiliates.

(lvi) “Specified RV Models” means recreational vehicles of the following models: Avenir, Berkshire, Blackthorn, Columbus, Connect, Isata, Lance, Legacy Elite, Sandpiper, and Sonic.

(lvii) “Tax” or “Taxes” means (A) any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, ad valorem, escheat, unclaimed or abandoned property, severance, stamp, occupation, premium, profits, windfall profit, environmental, customs duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other withholding, or other tax, similar governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Governmental Authority, whether disputed or not, (B) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any Contract or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person (excluding any Contract or arrangement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes), (C) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person (excluding any Contract or arrangement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes), and (D) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

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(lviii) “Tax Clearance Certificate” means (A) with respect to LD Fort Pierce, a Clearance Letter issued by the Department of Revenue of the State of Florida, (B) with respect to LD Longmont, a Tax Status Letter issued by the Department of Revenue of the State of Colorado, and (C) with respect to LD Phoenix, a Letter of Good Standing issued by the Department of Revenue of the State of Arizona, in each case, indicating that there are no outstanding Tax liabilities on the account of the applicable Seller with the applicable Governmental Authority.

(lix) “Tax Return” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(lx) “Transaction Fees” means all costs, expenses, and liabilities incurred by, paid by, or to be paid by, any Seller Party in connection with this Agreement, any of the Ancillary Documents, and/or the transactions contemplated hereby or thereby, including (A) any fees and expenses of investment bankers, brokers, financial advisors, legal counsel, accountants, other professional advisors, or any other Representative of any Seller Party or their respective Affiliates, (B) any Taxes payable in connection with the transactions contemplated hereby (except as otherwise expressly allocated herein), (C) all payments, fees, expenses, costs, charges, commissions and other liabilities (including management, employment, retention, bonus, sale, change in control, severance, and similar payments of any Seller Party triggered, in whole or in part, as a result of the transactions contemplated by this Agreement and/or any Ancillary Document, including the employer portion of any employment, payroll, social security, unemployment, or similar Taxes related to all such amounts) incurred or otherwise payable by any Seller or Parent at or prior to the applicable Closing in connection with this Agreement and the consummation of the transactions contemplated by this Agreement and/or any Ancillary Document, (D) fifty percent (50%) of the Escrow Fees, and (E) fifty percent (50%) of the costs and expenses of any inventory service engaged to determine the Base Purchase Price with respect to parts and accessories in accordance with the Base Purchase Price Calculation Schedule.

(lxi) “Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

(lxii) “U.S.” means United States of America.

(lxiii) “Unpaid Secured Debt” means any Secured Debt, or portions thereof, (including, for the avoidance of doubt, any Secured Debt which becomes payable as a result of the consummation of the transactions contemplated hereby) that is not paid in full prior to such Closing.

(lxiv) “Unpaid Transaction Fees” means any Transaction Fees, or portions thereof, incurred with respect to periods ending on or prior to the applicable Closing (including for the avoidance of doubt, any Transaction Fees which become payable as a result of the consummation of the transactions contemplated hereby) that are not paid in full prior to such Closing.

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ARTICLE 2
PURCHASE AND SALE

2.1 Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at each Closing, the applicable Seller will sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser will purchase from such Seller, all rights, title, and interest in, to, and under the Acquired Assets relating to such Closing free and clear of all Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, the term “Acquired Assets” means, with respect to each Seller, the following properties, assets, and/or rights of such Seller that relate to, or are used or held for use in connection with, the Business by such Seller:

(a) all Inventory (excluding any Inventory that becomes an Excluded Asset pursuant to Section 6.2(c));

(b) all fixtures, equipment, machinery, tools, office equipment, supplies, accessories, computers, telephones, furniture, furnishings, and other tangible personal property and fixed assets;

(c) any cash paid to any Seller by a customer of the Business, whether prior to or after the applicable Closing, with respect to services to be performed or goods to be provided by Purchaser as operator of the Business after a Closing, including, without limitation, customer deposits (“We Owes”) (which shall be deemed transferred by a Seller to Purchaser upon a deduction from the Net Cash payable to such Seller in any Flow of Funds Memorandum equal to the amount of such cash in lieu of such Seller transferring cash to Purchaser);

(d) all rights and receivables relating to works for maintenance, repair or replacements for customers of the Business that are in process and not completed as of a Closing that satisfy the requirements of Section 5 of the Base Purchase Price Allocation Schedule (“WIP”);

(e) (i) all customer orders for recreational vehicles arising in the Ordinary Course of Business, (ii) the Longmont Lease, (iii) the Phoenix Lease and (iv) the other Contracts, if any, set forth on Schedule 2.1(e) , as amended pursuant to Section 6.18 (clauses (i) through (iv), collectively, the “Assigned Contracts”) and all rights (including rights of refund and offset), privileges, customer deposits, claims, causes of action, and options relating or pertaining to all Assigned Contracts;

(f) all transferrable Permits (if any), including transferable Environmental Permits (if any), as set forth on Schedule 2.1(f);

(g) all rights to any Actions of any nature available to or being pursued by any Seller to the extent related to the Business, the Acquired Assets, or the Assumed Liabilities, whether known or unknown, matured or unmatured, accrued or contingent, including rights of recovery, rights of warranty and indemnity, rights of set-off and rights of recoupment, whether arising by way of counterclaim or otherwise;

(h) all rights under warranties, net parts return privileges under an applicable manufacturer’s part return plans, indemnities, and all similar rights against third parties to the extent arising from any of the other Acquired Assets;

(i) all (i) customer files; (ii) customer lists; (iii) vendor and supplier lists; (iv) business telephone numbers; (v) machinery and equipment maintenance files; (vi) information related to accounts, personnel and referral sources, customers and prospective customers, and billing records and (vii) social media accounts and passwords (provided that Purchaser is not acquiring and has no right to use any trade name of Sellers including any use of “Lazydays”), in each case whether evidenced in writing or electronic data (the “Acquired Information”);

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(j) except as set forth in Section 2.2(n), all Seller Business Systems;

(k) all goodwill and the going concern value of the Business and/or the foregoing items (the “Acquired Goodwill”); and

(l) all other properties, assets, and/or rights, the value of which is included pursuant to the Base Purchase Price Allocation Schedule and/or in the applicable Flow of Funds Memorandum.

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, no Seller shall be obligated to sell, assign, convey, transfer, or deliver to Purchaser, each Seller shall keep and retain, and Purchaser shall not purchase, acquire, or accept, all of the assets, rights, and properties of any Seller, whether or not relating to the operations of the Business by any Seller, which are not expressly identified as Acquired Assets pursuant to Section 2.1(a) through Section 2.1(j) (collectively, the “Excluded Assets”). The Excluded Assets include, without limitation:

(a) all cash and cash equivalents (except as expressly set forth in Section 2.1(c));

(b) all accounts receivable, including contracts in transit (except as expressly set forth in Section 2.1(d));

(c) all recreational vehicles excluded pursuant to the provisions of Section 6.2(c)(i);

(d) all rebates payable to any Seller (including volume rebates earned by achieving purchase levels and any specially negotiated rebates or incentives);

(e) all assets and rights relating to any Benefit Plans ever maintained by any Seller or its Affiliates or covering employees of any Seller or its Affiliates or to which any Seller or its Affiliates has made any contribution or to which any Seller or its Affiliates could be subject to any liability;

(f) all Contracts that are not Assigned Contracts (the “Excluded Contracts”) (it being agreed Excluded Contracts includes all dealer sales and service agreements for the Business and all agreements relating to dealer management systems (“DMS”));

(g) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits (including the security deposit under the Phoenix Lease, which shall be deemed transferred by LD Phoenix to Purchaser upon an addition to the Net Cash payable to such Seller in the Flow of Funds Memorandum for the Closing of the Phoenix Dealership equal to the amount of such security deposit in lieu of the landlord thereunder paying such amount to LD Phoenix and Purchaser paying such amount to such landlord), charges, sums, and fees (except as expressly set forth in Section 2.1(c) or Section 2.1(e));

(h) all information, records and documents, in whatever form, which do not constitute Acquired Information, including, without limitation, the organizational documents, minute books and Tax Returns any Seller;

(i) all rights of the Seller Parties under this Agreement and the Ancillary Documents;

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(j) all correspondence or records of Sellers that constitute attorney-client privileged communications, attorney-client work product or other confidential communications;

(k) all rights to any action, suit or claim of any nature arising prior to the applicable Closing available to or being pursued by Sellers to the extent it relates to an Excluded Asset or an Excluded Liability, whether arising by way of counterclaim or otherwise;

(l) all insurance policies of Sellers and all rights to applicable claims and proceeds thereunder for claims arising prior to the applicable Closing;

(m) all Business Intellectual Property (other than the Acquired Goodwill and Acquired Information), together with all income, royalties, damages, and payments due or payable at the applicable Closing or thereafter (including damages and payments for past or future infringements or misappropriations thereof) with respect thereto, the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world, and all copies and tangible embodiments of any such Business Intellectual Property, including all advertising, marketing, and promotional materials and all other printed or written materials, including website content;

(n) (i) each Seller’s DMS and servers containing such DMS and (ii) all emails and email accounts of each Seller’s employees;

(o) all parts and accessories retained by the applicable Seller in accordance with Section 3(b) of the Base Purchase Price Allocation Schedule; and

(p) all rights relating to the assets specifically described on Schedule 2.2(p).

2.3 Assumed Liabilities. In connection with the purchase and sale of the Acquired Assets pursuant to this Agreement, at the applicable Closing, Purchaser shall assume and pay, discharge, perform, or otherwise satisfy (collectively, the “Assumed Liabilities”):

(a) all liabilities under the Assigned Contracts first arising and accruing from and after the applicable Closing;

(b) all liabilities of the applicable Seller to perform the WIP from and after the applicable Closing; and

(c) all liabilities of the applicable Seller to perform the We Owes from and after the applicable Closing;

provided, that, notwithstanding anything herein to the contrary, Purchaser does not assume, and shall not be responsible for, and the Assumed Liabilities shall not include, any liabilities that arise from or relate to: (i) defaults thereunder or breaches thereof prior to such Closing, (ii) events or facts occurring prior to such Closing which, after notice or lapse of time or both, constitute a default or breach, (iii) rebates, refunds, credits, or repairs based on warranty claims for products or goods sold or services provided by such Seller prior to such Closing, or (iv) any indemnification or hold harmless obligation of a Seller that arises out of any event, act, omission, or condition occurring or existing prior to such Closing.

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2.4 Excluded Liabilities. Regardless of whether a liability is disclosed herein or on any schedule or exhibit hereto, except as set forth in Section 2.3 above, Purchaser shall not assume, and under no circumstances, including as a successor to any Seller, shall Purchaser be obligated to pay, perform, or discharge, and none of the Acquired Assets shall be or become liable for or subject to, any claim, demand, cost, expense, commitment, duty to perform, or liability of any kind, whether direct or indirect, primary or secondary, known or unknown, fixed or contingent, recorded or unrecorded, liquidated or unliquidated, due or to become due, asserted or unasserted, of the applicable Seller whether or not resulting from or arising out of any acts or omissions of such Seller or any Representative of the Business or related in any way to the Business with respect to any period prior to the applicable Closing (all of the foregoing, collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include, without limitation, the following liabilities of applicable Seller, in each case, with respect to any period prior to the applicable Closing (if any, as applicable):

(a) all liabilities in respect of any pending or threatened Action of any kind or nature arising out of, relating to, or otherwise in respect of the operation of the Business or the Acquired Assets prior to the applicable Closing, including those that are listed or should have been listed on Schedule 4.12;

(b) all liabilities in respect of, related to, or arising out of any facts, events, transactions, occurrences, circumstances, actions, or inactions occurring or existing as of or prior to the applicable Closing;

(c) any liabilities arising from trade accounts payable of the applicable Seller, including, without limitation, intercompany payables owing to Affiliates of such Seller;

(d) all liabilities arising from debt, loans, credit facilities, accrued expenses, and other obligations or indebtedness of the applicable Seller and/or the Business, including, without limitation, the Secured Debt;

(e) all Tax obligations and liabilities of the applicable Seller (or Parent or any other Affiliates of such Seller) (i) for any taxable period, including their respective Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement, but excluding Taxes allocated to Purchaser under Section 6.11), and (ii) relating to the Business or Acquired Assets for any taxable period (or portion thereof) ending before the applicable Closing Date, including, without limitation, any (A) Taxes arising as a result of the operation of the Business or ownership of the Acquired Assets prior to the applicable Closing, (B) employment Taxes paid or to be paid for any reason whatsoever relating to service prior to the applicable Closing, and (C) deferred Taxes of any nature;

(f) any liabilities relating to or arising out of the Excluded Assets;

(g) any liabilities under the Excluded Contracts;

(h) any liabilities under any Contracts to the extent such liabilities arise out of or relate to a breach by the applicable Seller of such Contracts prior to the applicable Closing;

(i) any liability for breach of contract, breach of warranty, tort, infringement, misappropriation of trade secret or violation of Law, in each case, arising out of facts, events, transactions, occurrences, circumstances, actions, or inactions occurring or existing as of or prior to the applicable Closing;

(j) any liability or claim for injury to a Person or property;

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(k) any liability arising from a recall, design defect, or similar claims of any products manufactured or sold or any service performed by the applicable Seller;

(l) any liabilities arising out of, in respect of, or in connection with the failure by the applicable Seller or Parent to own all right, title, and interest in and to the Business Intellectual Property;

(m) any liabilities arising out of, in respect of, or in connection with any royalties, fees, claims, violations, or infringements with respect to the Business Intellectual Property or the interests therein;

(n) any liabilities of the applicable Seller for any present or former employees, officers, directors, retirees, independent contractors, or consultants of such Seller, including, without limitation, any liabilities associated with any claims for wages or other benefits, bonuses, profit shares, accrued vacation, workers’ compensation, severance, retention, termination, or other payments;

(o) any liabilities to indemnify, reimburse, or advance amounts to any present or former Representative of the applicable Seller (including with respect to any breach of fiduciary obligations by same);

(p) any liabilities arising out of, in respect of, or in connection with the failure by the applicable Seller or any of its Affiliates to obtain on behalf of the Business all Permits required to carry on the Business as presently conducted;

(q) any liabilities arising out of, in respect of, or in connection with the failure by the applicable Seller or any of its Affiliates to comply with any Law or Order;

(r) any Environmental Claim or liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances, or conditions existing on or prior to the applicable Closing or otherwise to the extent arising out of any actions or omissions of the applicable Seller;

(s) any liabilities arising out of, in respect of, or in connection with the failure by the applicable Seller or any of its Affiliates to comply with any labor or employment Law or Order;

(t) any liabilities arising out of, in respect of, or in connection with the failure by the applicable Seller or any of its Affiliates to comply with any Law related to the Intellectual Property, to the extent arising out of or relating to facts, circumstances, or conditions existing on or prior to the applicable Closing or otherwise to the extent arising out of any actions or omissions of such Seller; and

(u) any lease, maintenance, insurance, Tax, and any other obligations or liabilities of the applicable Seller with respect to the Business and/or the Acquired Assets for all periods prior to the applicable Closing.

2.5 Purchase Price; Payment.

(a) Purchase Price. The total consideration for Purchaser’s purchase of the Acquired Assets and assumption of the Assumed Liabilities (the “Purchase Price”) at each Closing shall be an amount equal to the Base Purchase Price for such Closing.

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(b) Net Cash to Seller. For purposes of this Agreement, “Net Cash to Seller” at each Closing shall be an amount equal to:

(i) the Base Purchase Price for such Closing;

(ii) minus the Escrow Amount (for the first Closing only);

(iii) minus the amount of Unpaid Secured Debt for such Closing; and

(iv) minus the amount of Unpaid Transaction Fees for such Closing.

(c) Payments. Upon the terms and conditions of this Agreement, at the applicable Closing, Purchaser shall pay (or cause to be paid):

(i) to each Seller, by wire transfer of immediately available funds to an account designated in writing by such Seller to Purchaser prior to the applicable Closing Date, an amount equal to the Net Cash to Seller;

(ii) with respect to the first Closing only, to Escrow Agent, by wire transfer of immediately available funds to the account(s) designated by Escrow Agent, (A) the Escrow Amount, to be held or disbursed in accordance with the terms of the Escrow Agreement and Section 9.5(c), and (B) the Escrow Fees (for the avoidance of doubt, at the first Closing only, and, further, fifty percent (50%) of the Escrow Fees are Transaction Fees);

(iii) to such Persons to whom Unpaid Secured Debt is to be paid, by wire transfer of immediately available funds to the account(s) designated by such Persons, the amounts set forth in the Flow of Funds Memorandum and in the payoff letters executed by such Persons that are in a form acceptable to Purchaser and provided by each Seller to Purchaser prior to the applicable Closing Date, which payoff letters must include arrangements in customary form and substance reasonably satisfactory to Purchaser regarding the termination and release of all Encumbrances securing such Unpaid Secured Debt;

(iv) to such Persons to whom Unpaid Transaction Fees are to be paid, by wire transfer of immediately available funds to the account(s) designated by such Persons, the amounts set forth in the Flow of Funds Memorandum and in the payoff statements, invoices or letters executed by such Persons that are in a form acceptable to Purchaser and provided by each Seller to Purchaser prior to the applicable Closing Date; and

(v) to the inventory service provider, the costs and expenses of any inventory service engaged to determine the Base Purchase Price in accordance with the Base Purchase Price Calculation Schedule (for the avoidance of doubt, fifty percent (50%) of such costs and expenses, solely with respect to determining the price for parts and accessories, are Transaction Fees).

2.6 Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of Tax Law. Assuming each Seller delivers the forms described in Section 3.2(h), Purchaser agrees that no withholding is required and will not assert a basis for withholding at Closing. All such amounts withheld and paid to a Governmental Authority shall be treated as delivered to the applicable Seller hereunder.

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2.7 Allocation of Purchase Price. The Seller Parties and Purchaser agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Acquired Assets and the obligations of the parties hereunder for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to Parent within ninety (90) days following the final Closing Date. If Parent notifies Purchaser in writing that Parent objects to one or more items reflected in the Allocation Schedule, Parent and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Parent and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following Purchaser’s receipt of Parent’s notice of objection, such dispute shall be resolved by a mutually agreeable, impartial nationally or regionally recognized firm of independent certified public accountants other than accountants for any Seller Party or Purchaser’s accountants. The fees and expenses of such accounting firm shall be borne equally by Parent and Purchaser. The Seller Parties and Purchaser agree to file their respective IRS Forms 8594 and all federal, state, and local Tax returns in accordance with the Allocation Schedule.

ARTICLE 3
CLOSING

3.1 Time; Sequence and Place.

(a) Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated in this Agreement shall take place in a series of closings on a Dealership by Dealership basis (each a “Closing”) in accordance with the Specified Closing Sequence, or on such other dates and/or in such other sequence selected by Purchaser and Sellers by mutual written consent on which all of the conditions to the applicable Closing set forth in ARTICLE 7 have been satisfied or waived by the party entitled to waive the same for such Closing (each date on which a Closing occurs is hereinafter referred to as a “Closing Date”), via electronic exchange of copies of the executed documents contemplated by Section 3.2 and delivery of the applicable funds contemplated by Section 2.5(c). Each Closing shall be deemed to be effective as of the open of business hours of the subject Dealership on the applicable Closing Date.

(b) Subject to the terms and conditions of this Agreement, the parties agree that:

(i) the three Closings contemplated by this Agreement shall occur in the following sequence: (A) first, the Closing for the Phoenix Dealership shall occur on or before May 23, 2025, or, if the conditions set forth in Sections 7.2(f) and 7.2(g) are not satisfied by May 23, 2025, no later than four (4) business days after the date on which such conditions have been satisfied; (B) second, the Closing for the Fort Pierce Dealership shall occur on or before June 6, 2025; and (C) third, the Closing for the Longmont Dealership shall occur on or before June 13, 2025 (the “Specified Closing Sequence”); and

(ii) the Closing for the Fort Pierce Dealership as contemplated by the Specified Closing Sequence shall occur simultaneously with the closing contemplated by the Real Estate Purchase Agreement, and there is no circumstance under which one of such closings may occur without the other closing simultaneously occurring.

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3.2 Sellers’ Obligations at Closing. At each Closing, the applicable Seller and Parent shall deliver, or cause to be delivered, to Purchaser the following in form and substance reasonably satisfactory to Purchaser:

(a) a bill of sale (the “Bill of Sale”) by and between such Seller and Purchaser, duly executed by such Seller to transfer the Acquired Assets;

(b) an assignment and assumption agreement, by and between such Seller and Purchaser, effecting the assignment of such Seller and assumption by Purchaser of the Assigned Contracts and other Assumed Liabilities (other than with respect to the Leases) (the “Assignment and Assumption Agreement”), duly executed by such Seller;

(c) (i) an assignment and assumption agreement with respect to the Longmont Lease; (ii) an assignment and assumption agreement with respect to the Phoenix Lease (clause (i) and (ii), the “Lease Assignments”); or (iii) a termination agreement with respect to the Fort Pierce Lease (the “Fort Pierce Lease Termination”), in each case, as applicable to associated Closing, duly executed by such Seller;

(d) the Escrow Agreement, duly executed by LDRV Holdings;

(e) evidence, in form and substance reasonably satisfactory to Purchaser, that each of the consents and notices with respect to the Assigned Contracts set forth on Schedule 3.2(e) have been received or made, as the case may be (which the parties will use commercially reasonable efforts to obtain, but which shall not be a condition to any Closing);

(f) a certificate of the manager of such Seller, dated as of the applicable Closing Date, certifying that attached thereto are true and complete copies of (i) the certificate of formation of such Seller, certified by the Secretary of State for the State of Delaware, as of a date not earlier than ten (10) days prior to such Closing Date stating that no amendments have been made to such certificate of formation since such date, (ii) the limited liability company agreement of such Seller, including all modifications, amendments, and supplements thereto, (iii) a certificate of good standing showing that such Seller is duly formed, validly existing, and in good standing in its jurisdiction of formation, dated as of a date not earlier than ten (10) days prior to such Closing Date, (iv) a certificate of good standing or similar certificate with respect to such Seller issued by the relevant Governmental Authorities of each jurisdiction set forth in Schedule 4.1, in each case dated not earlier than ten (10) days prior to such Closing Date, (v) all resolutions duly adopted by the manager and member of such Seller authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (vi) the names and signatures of each Person authorized to sign, in the name and on behalf of each Seller, this Agreement and any Ancillary Document to which such Seller is a party;

(g) a certificate of the secretary of Parent, dated as of the applicable Closing Date, certifying that attached thereto are true and complete copies of (i) a certificate of good standing showing that Parent is duly incorporated, validly existing, and in good standing in its jurisdiction of formation, dated as of a date not earlier than ten (10) days prior to such Closing Date, (ii) all resolutions duly adopted by the board of directors of Parent authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) the names and signatures of the officers of Parent authorized to sign, in the name and on behalf of Parent, this Agreement and any Ancillary Document to which Parent is a party;

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(h) a properly completed and duly executed IRS Form W-9 for such Seller;

(i) a Tax Clearance Certificate of the applicable Seller, dated no earlier than April 21, 2025;

(j) a flow of funds memorandum and supporting closing workbook in Excel format and in a customary form for comparable transactions in the industry and as reasonably agreed between Purchaser and Sellers (the “Flow of Funds Memorandum”), duly executed by the applicable Seller; and

(k) such other customary instruments of transfer, assumption, filings or documents as may be necessary and are reasonably requested by Purchaser to convey in Purchaser the Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances or as may be required to give effect to this Agreement.

3.3 Purchaser’s Obligations at Closing. At each Closing, Purchaser shall deliver, or cause to be delivered, the following in form and substance satisfactory to Sellers:

(a) the Net Cash to Seller, as well as each other payment required to be paid to other Persons, under the terms and limitations set forth in Section 2.5;

(b) the Bill of Sale, duly executed by Purchaser;

(c) the Assignment and Assumption Agreement, duly executed by Purchaser;

(d) the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

(e) a certificate of the secretary of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(f) the applicable Lease Assignment, duly executed by Purchaser; and

(g) the Flow of Funds Memorandum, duly executed by Purchaser.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

To induce Purchaser to enter into and perform this Agreement, the Seller Parties, jointly and severally, except as set forth on the disclosure schedules delivered by Seller Parties to Purchaser on the Signing Date (the “Schedules”), hereby represent and warrant to Purchaser that the following are true and correct as of the Signing Date:

4.1 Organization and Good Standing. Each Seller is duly organized and in valid existence as a limited liability company under the Laws of the State of Delaware and has full power and authority to carry on its Business and to own and operate its Acquired Assets. Schedule 4.1 sets forth each jurisdiction in which each Seller is licensed or qualified to do business with respect to the Business. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its Acquired Assets or the operation of its Business makes such licensing or qualification necessary.

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4.2 Authorization; Enforceability. Each Seller Party has full power and authority to make, execute, deliver, and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller Parties of this Agreement and each of the Ancillary Documents to which such Seller Party is a party, the performance by the Seller Parties of their respective obligations hereunder and thereunder, and the consummation by the Seller Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller Parties. This Agreement has been duly executed and delivered by the Seller Parties and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid, and binding obligation of the Seller Parties enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting the rights and remedies of creditors and by general principles of equity (whether applied in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”). When each Ancillary Document to which any of the Seller Parties is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by the other parties thereto), such document will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

4.3 No Conflicts; Consents. The execution, delivery, and performance by the Seller Parties of this Agreement and the applicable Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision in the organizational documents of any Seller Party; (b) conflict with or result in a violation or breach of any provision of any Order or Law applicable to any of the Seller Parties, the Business, or any of the Acquired Assets; (c) except as set forth on Schedule 4.3, require the consent, notice, approval, waiver, authorization, or other action by, to, or from any party to an Assigned Contract, conflict with, result in a violation or breach of, constitute a default under, result in acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any obligation or loss of any benefit, in each case, under an Assigned Contract or a transferable Permit; or (d) result in the creation or imposition of any Encumbrance on the Acquired Assets. Except as set forth on Schedule 4.3, no consent, notice, approval, Permit, waiver, or authorization is required to be obtained by any of the Seller Parties from any Governmental Authority in connection with the execution, delivery, and performance by the Seller Parties of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

4.4 Profit and Loss Statements. Schedule 4.4 includes a true, correct, and complete copy of the profit and loss statement of each Seller as of and for (a) the fiscal years ended December 31, 2023 and 2024, and (b) the three (3) month period ended March 31, 2025 (collectively, the “Profit and Loss Statements”). The Profit and Loss Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Profit and Loss Statements present fairly the results of operations of such Seller for the periods therein specified in all material respects. The Profit and Loss Statements are in accordance with the books and records of each Seller and such books and records of such Seller are true and complete in material respects.

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4.5 Absence of Certain Changes, Events, and Conditions. Since January 1, 2024, each Seller has conducted the Business in the Ordinary Course of Business and there has not been a Material Adverse Effect. Without limiting the generality of the foregoing, since such date, except as disclosed on Schedule 4.5, Sellers have not, other than in the Ordinary Course of Business:

(a) suffered any extraordinary losses or waived any rights of material value;

(b) incurred any Liabilities of any nature, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve;

(c) permitted, allowed, or suffered any of its properties or assets (real, personal, or mixed, tangible or intangible) to be subjected to any Encumbrance (other than Permitted Encumbrances);

(d) canceled any debts or waived any claims or rights;

(e) incurred any long-term indebtedness;

(f) entered into any Assigned Contract;

(g) suffered any damage, destruction, or loss (other than theft) to the Acquired Assets or the Business in excess of $25,000, whether covered by insurance or not;

(h) sold, assigned, transferred, leased, licensed, or otherwise disposed of, or agreed to sell, assign, transfer, lease, license, or otherwise dispose of, any assets or properties (whether tangible or intangible) that are related to or used by any Seller in the conduct of the Business;

(i) (i) granted any bonuses, whether monetary or otherwise, or increased any wages, salary, severance, pension, or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors, or consultants of the Business, other than as required by applicable Law, (ii) changed the terms of employment for any employee of the Business or terminated any employees, or (iii) taken any action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant, or independent contractor of the Business;

(j) entered into, adopted, modified, or terminated any: (i) employment, severance, retention, or other Contract with any current or former employee, officer, director, independent contractor, or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other Contract with a union, labor organization, or group of employees, in each case whether written or oral;

(k) made any change in any method of accounting or accounting practice for the Business, except as required by GAAP;

(l) taken any other action, other than actions provided for in this Agreement; or

(m) agreed to do any of the foregoing or taken or failed to take any action that would result in any of the foregoing.

4.6 Material Contracts.

(a) Schedule 4.6(a) contains a complete and accurate list of all material Contracts that are used by any Seller in the Business or the operation of the Acquired Assets to which (x) any Seller or its Affiliate is a party or by which it is bound or (y) any asset or property of the Business (including any Acquired Asset or Assumed Liability) is subject, in each case, which Contract remains in effect.

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(b) With respect to each Assigned Contract: (i) such Assigned Contract is valid and binding in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect; (ii) none of Sellers or, to the Knowledge of the Seller Parties, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any written or verbal notice or communication of any intention to terminate or modify such Assigned Contract; (iii) to the Knowledge of the Seller Parties, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under such Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder; (iv) neither this Agreement or any of the Ancillary Documents nor the transactions contemplated hereby or thereby will give rise to any bonus, severance, change of control, or similar payment to any Person under any Assigned Contract; (v) a complete and correct copy of such Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) has been delivered to Purchaser; and (vi) there are no material disputes pending or, to the Knowledge of the Seller Parties, threatened under such Assigned Contract.

4.7 Title to and Condition of the Acquired Assets.

(a) Title to the Acquired Assets. Each Seller is the owner of all rights, properties, and interests in, and has good and marketable title to (which the parties agree includes having a power of attorney from the prior registered owner to acquire registered title in the Ordinary Course of Business), its Acquired Assets. The Acquired Assets are free and clear of Encumbrances other than Permitted Encumbrances. At each Closing, Purchaser will obtain good and marketable title to the Acquired Assets (which the parties agree includes having a power of attorney of the kind referred to in the previous sentence). Except as listed on Schedule 4.7(a), none of the Inventory is held on a consignment basis from or for any other Person.

(b) Condition of the Acquired Assets. Except as set forth on Schedule 4.7(b), all of the Acquired Assets (i) are in good working order, operating condition, and state of repair (normal wear and tear excepted), (ii) are adequate and sufficient for the operation of the Business, (iii) are free of any structural or engineering defects (whether patent or latent), (iv) have been maintained in accordance with the standards of any manufacturer or any Governmental Authority or other governmental or regulatory entity, (v) have been maintained and repaired without unreasonable deferrals, and (vi) are located at the Business or are in transit to the Business, except, in the cases of clauses (i) through (v), for conditions that have been factored into the purchase price for the applicable Acquired Asset in the applicable Flow of Funds Memorandum The Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, that are used in and necessary to conduct the Business as a going concern.

4.8 Inventory. All Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for parts and accessories that are more than twelve (12) months old and any other obsolete inventory set forth on Schedule 4.8. Without limiting the generality of the foregoing, except as set forth on Schedule 4.8, (a) all untitled recreational vehicles of model years 2023 and later are new and unused and have no damage that has not been factored into the purchase price for the unit in the applicable Flow of Funds Memorandum, (b) all other recreational vehicles have no damage that has not been factored into the purchase price for the unit in the applicable Flow of Funds Memorandum (which damage shall not include, for the avoidance of doubt, ordinary wear and tear), and (c) all parts and accessories are new, unused, undamaged and, with respect to retail parts and accessories, in original packaging. Except as listed on Schedule 4.8, none of the Inventory is held on a consignment basis from or for any other Person.

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4.9 Real Property.

(a) Sellers do not own any real property, including any improvements thereon.

(b) The Longmont Lease, the Fort Pierce Lease and the Phoenix Lease constitute all of the leases, subleases, licenses, concessions, and other Contracts (whether written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Seller uses real property in the Business (collectively, the “Leases” and the real property subject thereto to the “Leased Real Property”). Each Seller has delivered to Purchaser a true and complete copy of each Lease.

(c) With respect to each Lease: (i) such Lease is valid, binding, enforceable, and in full force and effect, and such Seller enjoys peaceful and undisturbed possession of the Leased Real Property; (ii) such Seller is not in breach or default under such Lease, and to the Knowledge of the Seller Parties, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and such Seller has paid all rent due and payable under such Lease; (iii) such Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Leases and, to the Knowledge of the Seller Parties, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto; (iv) such Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof; and (v) such Seller has not pledged, mortgaged, or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property and, except for customary subordination, non-disturbance and attornment agreements, has not entered into any agreement with the holder of any mortgage or other security instrument encumbering the Leased Real Property thereunder.

(d) Sellers have not received any uncured notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property under the Leases, (ii) existing, pending, or threatened condemnation proceedings affecting the Leased Real Property under the Leases, or (iii) existing, pending, or threatened zoning, building code, or other moratorium proceedings, or similar matters which could adversely affect the ability to operate or use the Leased Real Property under the Leases. Neither the whole nor any material portion of any of the Leased Real Property under the Leases has been materially damaged or destroyed by fire or other casualty.

4.10 Data Security.

(a) Each Seller owns, leases, licenses, or otherwise has the legal right to use all Seller Business Systems, and such Seller Business Systems are in good condition and sufficient for the current conduct of the Business. In the last five (5) years, there has not been any malfunction, failure, continued substandard performance, or denial of service with respect to any of the Seller Business Systems of any Seller that has not been remedied or replaced in all material respects.

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(b) Each Seller has taken commercially reasonable actions to protect the security and integrity of the applicable Seller Business Systems and the data stored or contained therein or transmitted thereby, including by implementing procedures, at least consistent with practices in the industry in which such Seller operates, designed to prevent unauthorized access in the introduction of any virus, worm, Trojan horse, or similar disabling code or program, and the taking and storing on-site and off-site back-up copies of critical data, including, without limitation, implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Seller Business Systems that has not been remedied or replaced in all material respects or that has resulted or is reasonably likely to result in disruption or damage to the Business.

(c) Each Seller is, and the conduct of the Business is, in compliance with, and has been in compliance with all Data Security Requirements, and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of business data or personal information in the conduct of the Business.

(d) There have not been any actual or alleged incidents or data security breaches, unauthorized access or use of any of the Seller Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any business data or personal information in any Seller’s control or other notices received relating to Data Security Requirements. The transactions contemplated by this Agreement will not result in any Liabilities in connection with any Data Security Requirements. Each Seller is not and has not been subject to any Action or received any notice of any Action by any Governmental Authority or other Person concerning such Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Data Security Requirements concerning privacy, data security, or data breach notification, and, to the Knowledge of such Seller, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

4.11 Insurance. Schedule 4.11 sets forth (a) a complete and correct list of all insurance policies and bonds (surety, fidelity, or other) maintained by each Seller as of the Signing Date, including coverage amounts, coverage limitations, deductibles applicable to each such policy, and all claims made on such policies since March 31, 2024; and (b) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by the applicable Seller. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, disputed, or denied. There is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

4.12 Litigation. Except as otherwise set forth on Schedule 4.12, there is no (a) Action pending or, to the Knowledge of the Seller Parties, threatened against or affecting any of the Sellers or pending or, to the Knowledge of the Seller Parties, threatened against or affecting any of the Acquired Assets or the transactions contemplated hereby; or (b) to the Knowledge of the Seller Parties, governmental investigation pending or threatened against or affecting any of the Sellers or the Acquired Assets. None of the Seller Parties is in default with respect to any Order (x) served upon such Seller Party or (y) that, to the Knowledge of the Seller Parties, exists. There is no Action pending, threatened, or contemplated by any of the Sellers against any other Person related to the Business.

4.13 Personal Property Leases. Schedule 4.13 contains a list of all of the leased personal property to which any Seller is a party that pertain to the Business or the Acquired Assets. All such leases are currently in full force and effect and no notice of cancellation, termination, or modification thereof has been given or received and, except as set forth on Schedule 4.13, all such leases are fully assignable by such Seller to Purchaser and do not require the consent or approval of, or notice to, any other Person.

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4.14 Permits; Compliance with Laws. Each Seller has all material Permits required to carry on the Business. Each Seller is in material compliance with the requirements, terms, and conditions of such Permits. Schedule 4.14 sets forth a list of all such material Permits. Sellers have not received written or, to the Knowledge of the Seller Parties, verbal notice of any material violation of any applicable Law by Sellers (including, without limitation, any applicable building, occupancy, zoning, environmental, or other law, ordinance, or regulation) affecting the Acquired Assets or the Business and there are no such material violations by Sellers. Each Seller is materially complying with all, and is not in violation of any, Laws (including, without limitation, any applicable insurance regulation or other law, ordinance, or regulation) affecting the Business or the Acquired Assets.

4.15 Employee Benefit Plans. There is no pension plan, profit sharing or other employee benefit plan (collectively, “Benefit Plans”) relating to the employees, or to which Sellers, Parent or any of their affiliates has any obligation to make contributions or has any other liability, that will create or otherwise result in liability for Purchaser or encumber any of the Acquired Assets after the Closing. With respect to each Benefit Plan: (a) no such plan is or was a multiemployer plan within the meaning of Section 3(37) of Employee Retirement Income Security Act of 1974, as amended, or a defined benefit pension plan; and (b) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan.

4.16 Labor and Employment Matters.

(a) Schedule 4.16(a) contains a true, correct, and complete list of all employees of each Seller as of the Signing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and that provides for each such employee the following: (i) name; (ii) hire date; (iii) title or position; (iv) whether full-time or part-time; (v) status as exempt or non-exempt for overtime; (vi) annual base salary or hourly wage rate; and (vii) commission, bonus, or other incentive-based compensation. Sellers have no employees outside of the U.S. All compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all employees of the Business for services performed prior to the applicable Closing have been or will be paid in full or accrued for payment in the Ordinary Course of Business.

(b) Each Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization. There is not, and has not been for the past five (5) years, any union, works council, or labor organization representing or purporting to represent any employee of such Seller. To the Knowledge of the Seller Parties, no union, works council, or labor organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c) In the past five (5) years, there have not been any (i) work stoppages, strikes, labor disputes, or other material controversies between any Seller and any of its employees; (ii) labor union grievances or organizational efforts; or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

(d) To the Knowledge of the Seller Parties, there are no wage and hour claims currently threatened by any employee of any Seller.

(e) No current key employee of any Seller or the Business has provided notice to any Seller of his or her intent to terminate his or her employment any Seller.

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(f) Each Seller is not a party to any Contract, and such Seller has not established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for such Seller upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(g) Each Seller (i) is complying with applicable Laws with respect to employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work, in each case with respect to its employees; (ii) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Laws applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practices); and (v) has no leased employees.

(h) Each Seller has properly classified all individuals who perform for such Seller as an employee or independent contractor and as exempt or non-exempt, and there is no Action or proceeding pending or, to the Knowledge of the Seller Parties, threatened that challenges such classifications.

(i) Each Seller is employing individuals who are lawfully authorized to work in the U.S. and each Seller is in compliance with all applicable Laws of the U.S. regarding immigration and/or employment of non-citizen workers. All former and current employees of each Seller have accurately completed a Form I-9 (Employment Eligibility Verification Form). No Seller has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”) or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and no Seller has received any “no match” notices from ICE, the Social Security Administration or the IRS within the twelve (12) months prior to the applicable Closing Date.

(j) Purchaser shall not have any liability or obligations under or with respect to the Workers Adjustment and Retraining Notification Act in connection with any of the transactions contemplated hereby.

(k) The employment of all Persons and officers currently employed by Sellers is terminable at will. All material sums due for employee compensation and benefits have been duly and adequately accrued on the financial records of Sellers to the extent required by GAAP applied on a consistent basis. All accrued vacation time owing to any employees of Sellers has been and is duly and adequately accrued on the accounting records of Sellers in accordance with GAAP applied on a consistent basis.

4.17 Environmental Matters.

(a) Each Seller is in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all Environmental Permits in connection with the conduct or operation of the Business and the ownership or use of the Acquired Assets and the Leased Real Property under the Leases.

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(b) No Seller has received from any Person, with respect to the Business, the Acquired Assets, or the Real Property, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved and could result in ongoing obligations of Purchaser as of the applicable Closing Date.

(c) Except as set forth on Schedule 4.17(c), there has been no Release by any Seller of Hazardous Materials in violation of Environmental Law with respect to the Business, the Acquired Assets, or, to each Seller’s Knowledge, with respect to the Leased Real Property, and none of the Business or the Acquired Assets or any real property currently or formerly owned, leased, or operated by any Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Except as set forth on Schedule 4.17(d), there are no written settlements or agreements with any Seller, including any indemnity or cleanup agreements, relating to Liabilities under Environmental Laws or any Hazardous Materials with any other parties that relate to or could otherwise impact the Businesses or the Acquired Assets.

(e) Schedule 4.17(e) contains, to the Knowledge of the Seller Parties, a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by any Seller in connection with the Business, Acquired Assets, or the Leased Real Property.

(f) Each Seller has provided to Purchaser: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, and other similar documents with respect to the Business or the Acquired Assets or any real property currently or formerly owned, leased, or operated by such Seller in connection with the Business which are in the possession or control of such Seller related to compliance with Environmental Laws, Environmental Claims, or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents which are in the possession or control of such Seller concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

4.18 Taxes. Except as set forth on Schedule 4.18:

(a) (i) All Taxes shown as due and payable on any Tax Return by or with respect to any Seller, the Business or the Acquired Assets have been or will be timely paid in full; (ii) all Tax Returns required to have been filed by or with respect to any Seller or the Acquired Assets have been timely filed (taking into account any valid extensions) in accordance with all applicable Laws; (iii) all such Tax Returns are correct and complete in material respects; (iv) there are no Encumbrances for Taxes upon any Acquired Assets other than Encumbrances for Taxes which are not yet due and payable; and (v) all Taxes that any Seller was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Governmental Authority.

(b) No examination or audit relating to Taxes of any Seller by any Governmental Authority is currently in progress or, to the Knowledge of the Seller Parties, threatened or contemplated. Sellers have not been informed by any Governmental Authority that the Governmental Authority believes or claims that any Seller was required to file any Tax Return that was not filed.

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(c) Each Seller has timely and properly collected and maintained all resale certificates, exemption certificates, and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from such Seller.

(d) Sellers have not participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(e) Each Seller has been properly classified for U.S. federal and applicable state and local income Tax purposes as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Sections 301.7701-2 and -3 (or any similar provision of state or local Law) at all times since the date of its formation.

4.19 Brokers. Except as set forth on Schedule 4.19, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Seller Parties or any of their Affiliates.

4.20 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 4, none of Sellers, Parent or any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement, the Business, the Acquired Assets, or the operations, assets, liabilities or conditions (financial or otherwise) of Sellers, Parent or any of their Affiliates or their respective Representatives.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce the Seller Parties to enter into and perform this Agreement, Purchaser hereby represents and warrants to the Seller Parties that the following are true and correct as of the Signing Date:

5.1 Organization and Good Standing. Purchaser is duly organized and in valid existence as a corporation under the Laws of the State of Michigan and has the power to own its property and carry on its business as currently conducted.

5.2 Authorization; Enforceability. Purchaser has full power and authority to make, execute, deliver, and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the Ancillary Documents to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by the Seller Parties) this Agreement constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions. When each Ancillary Document to which the Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by the other parties thereto), such document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

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5.3 No Conflicts; Consents. The execution, delivery, and performance by Purchaser of this Agreement and the applicable Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Purchaser; or (c) require the consent, notice, or other action by any Person under any material Contract to which Purchaser is a party. No consent, notice, approval, Permit, waiver, or authorization is required to be obtained by Purchaser from any Governmental Authority in connection with the execution, delivery, and performance by the Purchaser of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

5.4 Legal Proceedings. There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

5.5 Sufficiency of Funds. Purchaser has sufficient cash or financing commitments (or a combination of both) to enable it to pay or cause to be paid the Base Purchase Price at each Closing and consummate the transactions contemplated by this Agreement and the Ancillary Agreements (excluding, solely for purposes of this Section 5.5, the Real Estate Purchase Agreement) and to perform all of its obligations hereunder and thereunder.

5.6 Independent Investigation. Purchaser acknowledges and agrees that neither any Seller nor Parent nor any other Person has made any representation or warranty, express or implied, regarding the Business or this Agreement, except as expressly set forth in Article IV (as modified by the Schedules). In entering into this Agreement, Purchaser has relied only upon the express representations and warranties of the Sellers and Parent set forth in Article IV (as modified by the Schedules) and Purchaser, on behalf of itself and its Affiliates and their respective Representatives, expressly disclaims reliance on any other statements.

5.7 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

5.8 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 5, none of Purchaser or any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS

6.1 Efforts. Subject to the terms and conditions of this Agreement, from the Signing Date until the final Closing or the earlier termination of this Agreement in accordance with ARTICLE 8 (the “Interim Period”), each of the parties will use its commercially reasonable best efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, Permits, or Orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper, or advisable to: (a) consummate and make effective the transactions contemplated by this Agreement with respect to each Dealership as soon as practicable following the Signing Date and (b) cause the fulfillment as soon as practicable following the Signing Date of all of the conditions to the consummation of the transactions contemplated by this Agreement with respect to such Dealership (except no party has any obligation to waive any of its closing conditions). Without limiting the foregoing, Purchaser shall use its commercially reasonable best efforts to, as soon as practicable following the Signing Date, (i) obtain requisite approvals from manufacturers for new dealer sales and service agreements for each Dealership to be effective from and after the applicable Closing and (ii) obtain requisite Permits necessary for Purchaser’s ownership and operation of each Dealership at its current location.

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6.2 Operation of the Business.

(a) Conduct of the Business Generally. During the Interim Period, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) or unless otherwise required by this Agreement, the applicable Seller will:

(i) conduct the Business of its Dealership in the Ordinary Course of Business;

(ii) preserve and maintain all material Permits required for the conduct of the Business of such Dealership as currently conducted;

(iii) perform or cause to be performed all of such Seller’s obligations under all Assigned Contracts;

(iv) comply in all material respects with all Laws applicable to the conduct of the Business of such Dealership or the ownership and use of the Acquired Assets thereof; and

(v) use commercially reasonable efforts to preserve intact the business organization, assets, rights, franchises, goodwill, and relationships with third parties (including lessors, licensors, suppliers, distributors, vendors, and customers) and employees of the Business of such Dealership.

(b) Specific Prohibitions. Without limiting the generality or effect of Section 6.2(a), during the Interim Period, without the prior written consent of Purchaser, and except to the extent specifically required by this Agreement, the applicable Seller and Parent will not take any action set forth in Section 4.5 that is within their control.

(c) RV Inventory. Notwithstanding anything herein to the contrary:

(i) The parties may agree to certain inventory levels of recreational vehicles to be included in the Acquired Assets at a Closing and to exclude certain recreational vehicles from Inventory as Excluded Assets to achieve such inventory levels. At its sole discretion, any Seller may exclude from the Acquired Assets any recreational vehicles of the Specified RV Models and elect to treat the same as Excluded Assets at a Closing. The Seller Parties shall remove all recreational vehicles that are excluded from the Acquired Assets and treated as Excluded Assets pursuant to this Section 6.2(c)(i) from the applicable Dealership prior to the applicable Closing.

(ii) Subject to approval of the applicable original equipment manufacturer, prior to the applicable Closing, the Seller Parties shall cause the following recreational vehicle models to be transferred from the Johnstown Dealership to LD Longmont at the Longmont Dealership: Nova, Pixel, Quantum, and Tellaro. Subject to approval of the applicable original equipment manufacturer for such transfer and delivery, such recreational vehicles will be Acquired Assets at the applicable Closing.

(iii) Prior to the Closing of the Longmont Dealership, LD Longmont may terminate its dealer agreement with the original equipment manufacturer for Compass model recreational vehicles. The Seller Parties shall remove all such recreational vehicles from the Longmont Dealership prior to the applicable Closing.

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6.3 Access to Premises and Information during Interim Period.

(a) During the Interim Period, the applicable Seller will permit Purchaser and its Representatives to have (with reasonable notice and during normal business hours) reasonable access to Representatives of such Seller and to relevant premises, properties, books, records, Contracts, financial and operating data, and other information and documents reasonably pertaining to such Seller and its Business, and the Acquired Assets and real property used in the Business, to make copies of such books, records, Contracts, data, information, and documents as Purchaser may reasonably request, and to install Purchaser Business Systems, on a standby basis, as Purchaser may reasonably request; provided, however, that (i) Purchaser and its Representatives shall conduct such activities in a manner so as not to interfere unreasonably with the operations of the Business; and (ii) Sellers shall not be obligated to provide, or cause to be provided, such access or information to the extent that Sellers determine, in their reasonable judgment, that doing so would (A) violate applicable Law or an Order, (B) jeopardize the protection of an attorney-client privilege, (C) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis relating to such bids or (D) reveal minutes of the deliberations of the board of directors (or any committee thereof) or manager of any of Sellers or their Affiliates in connection with the transactions contemplated by this Agreement, or the evaluation of possible alternatives thereto or any materials provided to such board, such committee or manager in connection therewith (clauses (i) and (ii), the “Information Limitations”).

(b) Notwithstanding anything else herein, Purchaser (i) may not conduct any Phase I environmental inspection and testing (other than with respect to the Fort Pierce Dealership) and (ii) may not conduct any Phase II environmental inspection or testing, in each case, without Sellers’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Purchaser shall indemnify, defend, reimburse and hold harmless Sellers from and against any Losses incurred or suffered by any of them based upon or arising from Purchaser’s actions or omissions while accessing its facilities during the Interim Period.

6.4 Notices of Certain Events. During the Interim Period:

(a) Each party will notify the other parties in writing of: (i) any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement with respect to a Dealership; (ii) any material notice or other material communication from any Governmental Authority seeking to challenge the transactions contemplated by this Agreement with respect to a Dealership; or (iii) any Actions commenced or threatened that would seek to challenge the consummation of the transactions contemplated by this Agreement with respect to a Dealership;

(b) Sellers will notify Purchaser of any occurrence or non-occurrence of any fact, event, or circumstance the occurrence or non-occurrence of which has caused or would reasonably be expected to cause any condition to the obligations of Purchaser to effect the transactions contemplated by this Agreement not to be satisfied; and

(c) Purchaser will notify Sellers of any occurrence or non-occurrence of any fact, event, or circumstance the occurrence or non-occurrence of which has caused or would reasonably be expected to cause any condition to the obligations of Sellers to effect the transactions contemplated by this Agreement not to be satisfied.

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The delivery of any notice pursuant to this Section 6.4 will not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition, or agreement contained in this Agreement or any Ancillary Documents or otherwise limit or affect the rights of, or the remedies available to, any party under this Agreement. For the avoidance of doubt, the closing conditions set forth in ARTICLE 7 and the indemnification provisions of ARTICLE 9 will not be amended or modified by written notices delivered pursuant to this Section 6.4.

6.5 Acquisition Proposals.

(a) During the Interim Period, each of the applicable Seller and Parent agree that it will not, and it will cause each Seller and its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage, or take action in furtherance of any inquiries, proposals, offers, or other indications of interest from any Person with respect to an Acquisition Proposal; (ii) participate in any discussions, conversations, negotiations, or other communications with any Person with respect to an Acquisition Proposal; (iii) furnish any information to any Person in connection with or related to an Acquisition Proposal; (iv) otherwise assist, facilitate, or encourage the making of, or cooperate in any way regarding, any inquiry, proposal, offer, or other indication of interest by any Person with respect to an Acquisition Proposal; or (v) enter into any term sheet, letter of intent, agreement, or other non-binding or binding understanding or arrangement with, or accept or agree to any offer or proposal by or from, any Person other than Purchaser with respect to an Acquisition Proposal. For purposes of this Section 6.5, “Acquisition Proposal” means any of the following transactions (but excluding, in each case, the transactions contemplated by this Agreement and the Ancillary Agreements): (1) any acquisition, purchase, or other transfer of any equity interests or material assets of any Seller (other than the acquisition and sale of Inventory in the Ordinary Course of Business); (2) any merger, reorganization, consolidation, joint venture, or other business combination transaction involving any Seller; or (3) any other transaction that reasonably would be expected to prevent or materially delay the ability of the Seller Parties to consummate the transactions contemplated by this Agreement; provided, however, that: (A) an Acquisition Proposal concerns only the three Dealerships subject to this Agreement, (B) an Acquisition Proposal does not encompass any other transaction involving other dealerships which Parent or its Affiliates (other than any Seller) owns or controls, and (C) an Acquisition Proposal does not encompass any merger, tender offer or other transaction involving Parent, its equity interests, debt and/or securities of any nature (each of proviso (A) through (C), an “Other Transaction”), and nothing in this Agreement or any Ancillary Agreement restricts Parent or its Affiliates from taking any action, including executing agreements and consummating transactions, in connection with any Other Transaction.

(b) During the Interim Period, each of the applicable Seller and Parent will, and will cause each Seller and its and their Representatives to, cease and terminate immediately any solicitation efforts, discussions, or negotiations with respect to or in furtherance of any Acquisition Proposal with any Person other than Purchaser; provided, however, that such efforts, discussions and negotiations may continue with respect to any Other Transaction. The Seller Parties will promptly notify Purchaser if any Person makes any material proposal or offer which indicates a price or range of prices in relation to an Acquisition Proposal.

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6.6 Confidentiality.

(a) The parties acknowledge and agree that the information being exchanged among them in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of that certain Mutual Confidentiality and Non-Disclosure Agreement, dated January 23, 2025, by and between Purchaser and Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference and which remain in full force and effect. Effective upon, and only upon, the final Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Business, the Acquired Assets and/or the real property used in the Business, but the Purchaser’s obligations under the Confidentiality Agreement with respect to any other confidential information of Parent or its Affiliates shall remain in effect in accordance with its terms.

(b) From and after the first Closing until the date that is two (2) years thereafter, each of the Seller Parties shall, and shall cause all direct or indirect subsidiaries of Parent to, hold, and shall use their respective best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential information, whether written or oral, concerning the Business, except to the extent that the Seller Parties can demonstrate that such information (a) is generally available to and known by the public through no fault of any of the Seller Parties, any of direct or indirect subsidiaries of Parent, or their respective Representatives; (b) is lawfully acquired by the Seller Parties, any direct or indirect subsidiaries of Parent, or their respective Representatives from and after the first Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation; or (c) is required to be disclosed by applicable securities Laws or listing agreements and rules of stock exchanges. If any of the Seller Parties are required to disclose any information (i) by report, statement, or testimony requested by any Governmental Authority, (ii) in response to any summons or subpoena issued by a Governmental Authority in connection with any Action, or (iii) as required in connection with an audit by any taxing authority, such Seller Party shall promptly notify Purchaser in writing of such pending disclosure and, at Purchaser’s request and expense, assist Purchaser and its Affiliates in seeking a protective order or in objecting to such request, summons, or subpoena with regard to the information. If Purchaser does not obtain such relief after a period that is reasonable under the circumstances, such Seller Party may disclose only that portion of the information that such Seller Party is advised in writing by such Seller Party’s counsel that such Seller Party is legally required to disclose or else stand liable for contempt or suffer censure or penalty; provided, that (A) such Seller Party shall use best efforts, at Purchaser’s expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, and (B) such Seller Party shall promptly provide Purchaser with a copy of the information so disclosed.

6.7 Employees and Employee Benefits.

(a) On the applicable Closing Date, each Seller shall terminate all employees of the Business, and, at Purchaser’s sole discretion, Purchaser may offer employment, on an “at will” basis, to any or all of the Transferring Employees effective as of the open of business of the Closing Date. Each employee who accepts Purchaser’s offer of such employment in accordance with this Section 6.7(a) and commences active employment with Purchaser shall be referred to herein as a “Transferring Employee.” With respect to Transferring Employees, the applicable Seller and Parent will be deemed to have waived, for the benefit of such employee and Purchaser, all restrictive covenants in favor of such Seller and Parent by which such employee is bound, if any.

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(b) Each Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former Representative or independent contractor of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with such Seller at any time prior to the applicable Closing, and such Seller shall pay all such amounts to all entitled Persons prior to such Closing Date or as required by any applicable arrangement or agreement.

(c) Each Seller shall remain solely responsible for the financial and legal satisfaction of all claims for all health and welfare (including, without limitation, medical, dental, life insurance, health, accident, or disability) benefits brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Business or the spouses, dependents, or beneficiaries thereof, in each case, which claims relate to events occurring prior to, or as a result of the transaction occurring on, the applicable Closing Date, and such Seller shall be responsible for any coverages and liabilities under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as related to such Seller’s health and welfare plans. Each Seller shall remain obligated to maintain its health and welfare plans (in a form that is as close to the current form as possible) until the end of the coverage periods, as required by COBRA, to provide coverage to the qualified beneficiaries and above-referenced parties as contemplated in this Section 6.7(c). Each Seller also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business which relate to events occurring prior to the applicable Closing Date.

(d) Sellers’ or their applicable Affiliate shall remain obligated to provide each Transferring Employee and their eligible dependents (including all such Transferring Employee’s dependents covered immediately prior to the applicable Closing by a Benefit Plan that is a group health plan) coverage under a group health plan of Sellers’ or their applicable Affiliate that provides medical benefits to the Transferring Employee and such eligible dependents through the end of the month in which such Transferring Employee’s employment with the applicable Seller terminates. Purchaser shall offer each Transferring Employee and their eligible dependents (including all such Transferring Employee’s dependents covered immediately prior to the applicable Closing by a Benefit Plan that is a group health plan) coverage under a group health plan of Purchaser that provides medical benefits to the Transferring Employee and such eligible dependents effective immediately upon the first day of the month immediately after the month in which such Transferring Employee’s employment with the applicable Seller terminates.

(e) Notwithstanding the foregoing, nothing in this Agreement is intended to or shall confer upon any Transferring Employee or any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Nothing contained in this Section 6.7, express or implied, will be construed to establish, amend or modify any Plan.

6.8 Restrictive Covenants.

(a) For a period commencing on the first Closing Date and ending on the fifth (5th) anniversary of the final Closing Date, each of the Seller Parties shall not, and shall not permit, cause or encourage any direct or indirect subsidiaries of Parent to, directly or indirectly: (i) engage in or assist any other Person to engage in, or undertake any planning to engage in, directly or indirectly, as an owner or otherwise, any recreational vehicle sales and service dealership business that is competitive with all or any portion of the Business (the “Restricted Business”) anywhere within one hundred (100) miles from the real property of a Dealership for which the Closing has occurred hereunder (the “Territory”) (in each case, excluding all competition from or by the Specified RV Dealerships); or (ii) have any ownership interest in any entity (other than the entities owning and operating the Specified RV Dealerships) that engages in the Restricted Business in the Territory; provided that, for clarity, nothing in this Agreement restricts the ability of the Specified RV Dealerships to engage in the Restricted Business in the Territory and to compete with Purchaser in any geographic region, at any time or in any market.

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(b) For a period commencing on the first Closing Date and ending on the date that is fifteen (15) months after the final Closing Date, each of the Seller Parties shall not, and shall not permit, cause or encourage any direct or indirect subsidiaries of Parent to, directly or indirectly, (i)(A) employ, hire, engage, or solicit, or receive or accept the performance of services by, any employee (other than Dennis Charron, General Manager of the Fort Pierce Dealership) of the Business or who was such an employee at any time within the six (6) month period immediately preceding and including the applicable Closing Date, or (B) cause, solicit, induce, or encourage any such employee (other than Dennis Charron, General Manager of the Fort Pierce Dealership) of the Business to terminate, diminish or otherwise modify his or her employment with the Business, provided, however, that nothing in this Agreement shall prohibit any of the Seller Parties from (I) soliciting or hiring any such employee whose employment has been terminated, whether by Purchaser or the employee, following the applicable Closing after at least six (6) months have passed since the date of termination of employment and (II) using any public advertisement or other employee search method used by Sellers or their Affiliates which does not specifically target any such employee; or (ii) cause, solicit, induce, or encourage any independent contractor or supplier of the Business to terminate, diminish or otherwise modify his, her, or its relationship with the Business.

(c) Each of the Seller Parties acknowledges that a breach or threatened breach of this Section 6.8 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy. Accordingly, each of the Seller Parties hereby agrees that in the event of a breach or a threatened breach of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach or threatened breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without the necessity of posting any bond or proving monetary damages or the insufficiency thereof).

(d) Each of the Seller Parties acknowledges that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.8 should ever be adjudicated to exceed the time, geographic, product, or service or other limitations permitted by applicable Law in any jurisdiction, then such court is empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product, or service or other limitations permitted by applicable Law. The restricted periods under Sections 6.8(a) and 6.8(b) applicable to the Seller Parties will be tolled, and will not run, during the period of any breach by any of the Seller Parties or any of their Affiliates or Representatives of any such covenants or obligations, and no alleged breach of any provision of this Agreement attributed to Purchaser will operate to extinguish any of the Seller Parties’ obligation to comply with this Section 6.8.

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(e) This Section 6.8 is intended to be for the benefit of, and shall be enforceable by, Purchaser and each of its Affiliates and their respective successors and assigns, each of whom is an intended third-party beneficiary of this Section 6.8.

6.9 Refunds and Remittances. After the Closing with respect to a Dealership, (a) if any of the applicable Seller or Parent or any of their Affiliates receive any refund or other amount that is an Acquired Asset or is otherwise due and owing to Purchaser in accordance with the terms of this Agreement, such Seller or Parent shall promptly remit, or shall cause to be promptly remitted, such amount to Purchaser, (b) if Purchaser or any of its Affiliates receive any refund, account receivable or other amount that is an Excluded Asset or is otherwise properly due and owing to any Seller in accordance with the terms of this Agreement, Purchaser shall promptly remit, or shall cause to be promptly remitted, such amount to such Seller and (c) each party shall use commercially reasonable efforts and reasonably cooperate with each other to effectuate the foregoing.

6.10 Third Party Consents. To the extent that any Seller’s rights under any Contract or Permit constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Acquired Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, such Seller, to the maximum extent permitted by Law and the Acquired Asset, shall act after the applicable Closing to obtain for Purchaser the benefits thereunder and shall reasonably cooperate, to the maximum extent permitted by Law and the Acquired Asset, at such Seller’s expense, with Purchaser in any reasonable arrangement designed to provide such benefits to Purchaser.

6.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and any Ancillary Documents, if any, shall be borne and paid by each Seller when due. Each Seller shall, at its own expense, timely file any Tax return or other document with respect to any such Taxes (and Purchaser shall reasonably cooperate with respect thereto as necessary).

6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Purchaser; it being understood that any liabilities arising out of the failure of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

6.13 Press Releases. During the Interim Period and from and after the first Closing, unless otherwise required by applicable Law or stock exchange requirements (based upon the written advice of counsel), none of the parties or any of their respective Affiliates or Representatives shall issue or make any new press release regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties.

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6.14 Books and Records after a Closing. In order to facilitate the resolution of any claims made by or against or incurred by Sellers or Purchaser after the Closing with respect to a Dealership, or for any other reasonable purpose, following such Closing for a period of five (5) years from the final Closing:

(a) Seller Parties shall, at their expense: (i) retain the books, records, and files (including personnel files) of such Seller which relate to the Business and its operations for periods prior to such Closing to the extent not included in the Acquired Assets; and (ii) upon reasonable request by Purchaser to Sellers, afford Purchaser and its Representatives reasonable access (including the right to make, at Purchaser’s expense, copies), during normal business hours, to such books, records, and files (in each case, subject to the Information Limitations); and

(b) Purchaser shall, at its expense: (i) retain the books, records, and files (including personnel files) of Purchaser which relate to the Business and its operations for periods prior to such Closing to the extent included within the Acquired Assets; and (ii) upon reasonable request by Sellers to Purchaser, afford Sellers and its Representatives reasonable access (including the right to make, at Sellers’ expense, copies), during normal business hours, to such books, records, and files (in each case, subject to the Information Limitations applied mutatis mutandis for Purchaser’s benefit).

6.15 Electronic Mail; Telephone Calls . The applicable Seller shall, during the one (1) year period following the applicable Closing Date, forward all electronic mail sent to the domain name of such Seller (or the domain name of an Affiliate of such Seller) from and after the applicable Closing that relates to the Business of such Seller or to an employee or independent contractor of the Business of such Seller to an electronic mail account specified in writing by Purchaser. To the extent business telephone numbers included in the Acquired Information are not transferred to Purchaser and ported to Purchaser’s telephone service provider on the applicable Closing Date, during the one (1) week period following such applicable Closing Date, the applicable Seller shall forward all telephone calls to such business telephone numbers to telephone numbers specified in writing by Purchaser, until such business telephone numbers have been transferred to Purchaser and ported to Purchaser’s telephone service provider.

6.16 Prorations. At the applicable Closing, real property taxes and rents paid under the Longmont Lease and the Phoenix Lease shall be prorated as follows:

(a) With respect to the Longmont Lease:

(i) real property taxes shall be prorated based on the current year’s tax with due allowance made for the maximum allowable discount allowed for the current year. If Closing occurs at a date when the current year’s millage is not fixed, and the current year’s assessment is available, taxes will be prorated based upon the assessment and the prior year’s millage. If the current year’s assessment is not available, then taxes will be prorated based on the prior year’s real property tax. Any tax proration based on an estimate may, at the request of the applicable Seller or Purchaser, be subsequently readjusted upon receipt of the actual tax bill, and such right to readjust upon receipt of the actual tax bill shall survive the Closing for a period of one (1) year thereafter; and

(ii) rents collected under the Longmont Lease shall be prorated based on the current month’s amount of rent due, calculated as of the Closing Date, with Purchaser being credited for the per diem rental amount due on the Closing Date.

(b) With respect to the Phoenix Lease, real property taxes and rents collected under the Lease shall be prorated based on the current month’s amount of estimated real property tax collected (pursuant to Section 10.2 of the Phoenix Lease) and rent due, calculated as of the Closing Date, with Purchaser being credited for the per diem real property tax and rental amounts due on the Closing Date.

6.17 Potential Cancellations of Warranty Service and Claims About Service. If, after a Closing, a customer of the Business seeks to cancel extended warranty service issued prior to such Closing, or seeks to have new service rendered after Closing based on allegedly improper service rendered by the applicable Seller before such Closing: (a) Purchaser will promptly notify Seller of the customer’s communications and actions and direct the customer that the customer should interface with Seller on the matter; and (b) Seller will evaluate the facts and circumstances and seek to address the situation with the customer where warranted.

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6.18 Additional Assigned Contracts. Prior to each Closing, with the consent of the Seller Parties (such consent not to be unreasonably withheld), Purchaser may deliver an amended Schedule 2.1(e) to the Seller Parties to add additional Contracts of a Seller as Assigned Contracts. No additional Contracts of a Seller may be added as Assigned Contracts under this Section 6.18 after the Closing of the applicable Dealership.

6.19 Meraki Devices. Prior to or at the applicable Closing, the applicable Seller shall “unclaim” all “Meraki” devices located at the subject Dealership and included in the Acquired Assets.

6.20 Further Assurances. Following the applicable Closing, each party shall, and shall cause their respective direct or indirect subsidiaries to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions and provide cooperation, as may be commercially reasonable, to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE 7
Conditions to Closing

7.1 Conditions to the Obligations of the Parties. The obligations of the parties hereunder to consummate the transactions contemplated by this Agreement at each Closing is subject to the fulfillment, or, to the extent permitted by Law, waiver by the party for whose benefit such condition exists, of each of the following conditions with respect to the applicable Dealership:

(a) no Governmental Authority having issued any Order, or taken any other action, restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, or having commenced any proceeding for the purpose of obtaining any such Order or injunction; and

(b) no Law existing which prohibits the consummation of the transactions contemplated by this Agreement.

7.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement at each Closing is subject to the fulfillment, or, to the extent permitted by applicable Law waiver by Purchaser, of each of the following conditions with respect to the applicable Dealership:

(a) the representations and warranties of the applicable Seller and Parent contained in this Agreement being true and correct in all respects as of the Signing Date and as of the applicable Closing as though made on and as of the applicable Closing Date (other than any such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except, in each case, where the failure to be true and correct would not have a Material Adverse Effect;

(b) the applicable Seller and Parent having performed and complied with, in all material respects, all agreements, obligations, and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the applicable Closing;

(c) no Material Adverse Effect having occurred from and after the Signing Date;

(d) the applicable Seller and Parent having obtained and delivered to Purchaser:

(i) a certificate duly executed by an authorized officer of such Seller and Parent, dated as of the applicable Closing Date, to the effect that the conditions specified in Sections 7.2(a), 7.2(b), and 7.2(c) are satisfied;

(ii) payoff statements or letters of such Seller set forth in Sections 2.5(c)(iii) and (iv); and

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(iii) each of the Ancillary Documents set forth in Section 3.2;

(e) as to each Dealership, Purchaser’s completion and satisfaction, in its sole discretion, with its due diligence investigation of the Business of such Dealership; provided, however, unless Purchaser provides written notice to the applicable Seller and Parent on or before May 9, 2025, that this condition is not fulfilled with respect to any Dealership, this condition shall be deemed fulfilled after such date with respect to any Dealership for which such written notice was not provided;

(f) Purchaser shall have received all approvals of original equipment manufacturers that are necessary for it to conduct the Business of a Dealership as conducted by the applicable Seller as of the applicable Closing Date;

(g) Purchaser shall have received all Environmental Permits and all other material Permits that are necessary for it to conduct the Business of a Dealership as conducted by the applicable Seller as of the applicable Closing Date; and

(h) the consummation of the transactions contemplated by the Real Estate Purchase Agreement occurring simultaneously with the consummation of the transactions contemplated by this Agreement with respect to the Fort Pierce Dealership.

7.3 Conditions to the Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement at each Closing are subject to the fulfillment, or, to the extent permitted by Law, waiver by the Seller Parties, of each of the following conditions with respect to the applicable Dealership:

(a) the representations and warranties of Purchaser contained in this Agreement being true and correct in all respects as of the Signing Date and as of the applicable Closing as though made on and as of the applicable Closing Date (other than any such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except, in each case, where the failure to be true and correct would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the Closing in accordance with this Agreement and perform its obligations hereunder;

(b) Purchaser having performed and complied with, in all material respects, all agreements, obligations, and covenants contained in this Agreement that are required to be performed or complied with by Purchaser at or prior to the applicable Closing;

(c) the consummation of the transactions contemplated by the Real Estate Purchase Agreement occurring simultaneously with the consummation of the transactions contemplated by this Agreement with respect to the Fort Pierce Dealership; and

(d) Purchaser having obtained and delivered to the Seller Parties:

(i) a certificate duly executed by an authorized officer of Purchaser, dated as of the applicable Closing Date, to the effect that the conditions specified in Sections 7.3(a) and 7.3(b) are satisfied; and

(ii) each of the Ancillary Documents set forth in Section 3.3.

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ARTICLE 8
Termination

8.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned with respect to any one or more Dealerships at any time prior to the final Closing:

(a) by mutual written consent of Purchaser and the Seller Parties;

(b) by Purchaser or a Seller Party if a final non-appealable Order or Law permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement has been issued by a Governmental Authority of competent jurisdiction, but only as to the transactions contemplated by this Agreement with respect to a Dealership subject to such Order or Law;

(c) by Purchaser or a Seller Party if the final Closing has not occurred on or before 5:00 p.m. U.S. local time on June 16, 2025, which date may be extended from time to time by mutual written consent of the parties (such date, as so extended from time to time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(c) will not be available (i) to Purchaser if the failure of Purchaser to fulfill, or breach by Purchaser of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the final Closing to occur on or before such date and time, and (ii) to the Seller Parties if the failure of any Seller Party to fulfill, or breach by any Seller Party of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the final Closing to occur on or before such date and time;

(d) by the Seller Parties if (i) any of the representations and warranties of Purchaser contained in this Agreement fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied, or (ii) Purchaser will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied (in either case, other than as a result of a material breach by any Seller Party of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty, or obligation cannot be cured or, if curable, will continue unremedied for a period of fifteen (15) days after Purchaser have received written notice from the Seller Parties of the occurrence of such failure or breach (provided, that in no event will such fifteen (15) day period extend beyond the Termination Date); or

(e) by Purchaser if (i) any of the representations and warranties of the Seller Parties contained in this Agreement fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied, or (ii) any Seller Party will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied (in either case, other than as a result of a material breach by Purchaser of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty, or obligation cannot be cured or, if curable, will continue unremedied for a period of fifteen (15) days after the Seller Parties have received written notice from Purchaser of the occurrence of such failure or breach (provided, that in no event will such fifteen (15) day period extend beyond the Termination Date).

Any party to this Agreement desiring to terminate this Agreement in accordance with this Section 8.1 will give written notice pursuant to Section 10.1 of such termination to the Seller Parties (if the terminating party is any Purchaser) or Purchaser (if the terminating party is a Seller Party).

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8.2 Effect of Termination. In the event of a termination of this Agreement in accordance with Section 8.1 with respect to a Dealership, (a) this Agreement will immediately and automatically terminate with respect to such Dealership, other than the provisions of this ARTICLE 8, the Confidentiality Agreement and ARTICLE 10 (collectively, the “Surviving Provisions,” which will survive such termination), (b), Purchaser shall promptly remove any Purchaser Installed Systems installed at such Dealership, subject to the Information Limitations, and (c) no party to this Agreement will have any further liability to any party arising out of this Agreement or the transactions contemplated by this Agreement with respect to such Dealership, except pursuant to the Surviving Provisions; provided that, for the avoidance of doubt, no termination and nothing herein relieves any party from liability for its breach of or failure to perform its agreements and covenants under this Agreement occurring prior to such termination.

ARTICLE 9
INDEMNIFICATION

9.1 Survival. Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive each Closing and shall remain in full force and effect until the date that is twelve (12) months after the final Closing Date; provided, that (a) the representations and warranties in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization; Enforceability), 4.3 (No Conflicts; Consents), 4.7(a) (Title to the Acquired Assets), 4.15 (Employee Benefit Plans), 4.17 (Environmental Matters), 4.19 (Brokers), 5.1 (Organization and Good Standing), 5.2 (Authorization; Enforceability), and 5.7 (Brokers) shall remain in full force and effect until the date that is six (6) years after the final Closing Date, and (b) the representations and warranties in Section 4.18 (Taxes) shall remain in full force and effect for the full period of the applicable statute of limitations (given effect to any waiver, mitigation, or extension thereof) plus ninety (90) days (all such representations and warranties in the foregoing clauses (a) and (b), collectively, the “Fundamental Representations”). All covenants, agreements and obligations of the parties contained herein shall survive the applicable Closing until the earlier of the period explicitly specified therein or six (6) years after the final Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) by notice from an Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved.

9.2 Indemnification by the Seller Parties. From and after the final Closing, the Seller Parties, jointly and severally, shall indemnify, reimburse, and hold harmless Purchaser and its Affiliates and each of the foregoing’s Representatives (collectively, the “Purchaser Indemnified Parties”) from and against any Losses incurred, suffered or sustained by any of the Purchaser Indemnified Parties arising out of or resulting from:

(a) any inaccuracy in or breach of any representation or warranty contained in this Agreement or any of the Ancillary Documents;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation required to be performed by any of the Seller Parties pursuant to this Agreement or any of the Ancillary Documents;

(c) the Excluded Assets;

(d) the Excluded Liabilities;

(e) any Liability for Unpaid Transaction Fees;

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(f) any Liability with respect to any Action relating to any Seller Party at any time or relating to the Business of a Dealership during any period prior to the Closing of such Dealership, including, without limitation, the matters on Schedule 4.12;

(g) any Liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged prior to the final Closing by or on behalf of any of the Seller Parties in connection with the transactions contemplated by this Agreement that is not paid or satisfied at such Closing; and/or

(h) any Liability arising out of or relating to warranty chargebacks with original equipment manufacturers, insurance chargebacks, or customer-pay re-do services, for services rendered by any Seller prior to the applicable Closing.

9.3 Indemnification by Purchaser. From and after the final Closing, Purchaser shall indemnify, reimburse and hold harmless the Seller Parties and each their Affiliates and all of the foregoing’s respective Representatives (collectively, the “Seller Indemnified Parties”) from and against any Losses incurred, suffered or sustained by any of the Seller Indemnified Parties arising out of or resulting from:

(a) any inaccuracy in or breach of any representation or warranty of Purchaser contained in this Agreement or any of the Ancillary Documents;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation required to be performed by Purchaser pursuant to this Agreement or of the Ancillary Documents; and/or

(c) the Assumed Liabilities.

9.4 Procedure.

(a) In the event that a Person entitled to indemnification pursuant to Section 9.2 or 9.3 (as applicable, the “Indemnified Party”) notifies a Person obligated to provide indemnification under this ARTICLE 9 (the “Indemnifying Party”) of any claim for indemnification which does not involve a Third Party Claim, the Indemnifying Party shall, within thirty (30) days after the date of such notice, pay to the Indemnified Party the amount of all Losses payable pursuant to this ARTICLE 9, unless the Indemnifying Party disputes in writing (by delivery of same to the Indemnified Party) the Indemnifying Party’s liability for, or the amount of, any such Losses within such thirty (30) day period, in which case such payment shall be made as provided above in respect of any matters not so disputed and any alleged Losses in respect of the matters so disputed shall be paid within five (5) days after any final determination (by agreement of the Indemnified Party and Indemnifying Party or by a non-appealable final court Order) that the Indemnifying Party is liable therefor pursuant to this ARTICLE 9.

(b) In the event that an Indemnified Party receives notice of the assertion by a Person not a party to this Agreement of any Losses or claims or demands against the Indemnified Party (a “Third Party Claim”), the Indemnified Party will deliver notice thereof (the “Third Party Claim Notice”) to the Indemnifying Party describing in reasonable detail the facts giving rise to any claim for indemnification hereunder (to the extent known) and the amount of such claim (if known); provided, that any estimate of Losses shall not be conclusive of the final amount of such Losses. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this ARTICLE 9 except and only to the extent that the defense of such Third Party Claim by the Indemnifying Party is prejudiced by such failure.

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(c) Except with respect to any Special Claim, the Indemnifying Party shall have thirty (30) days after delivery of the Third Party Claim Notice to notify the Indemnified Party it will undertake, conduct, and control, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and at the Indemnifying Party’s expense (if the Indemnifying Party is liable under the terms of this ARTICLE 9), the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith at the Indemnifying Party’s cost and expense; provided, that: (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party if the Indemnifying Party is liable under the terms of this ARTICLE 9); (ii) the Indemnifying Party shall not pay, compromise, or settle any Third Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, delayed or conditioned) unless the proposed payment, compromise, or settlement (A) involves solely the payment of money damages by the Indemnifying Party, (B) includes, as an unconditional term of such payment, compromise, or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Parties from all liabilities and obligations with respect to such claim, (C) does not impose any restriction on any of the Indemnified Parties or any injunctive or other equitable relief against any Indemnified Party, and (D) does not include or require a finding or admission of any wrongdoing; and (iii) if the Indemnified Party reasonably determines, based on the advice of counsel to the Indemnified Party, that the Indemnified Party has separate defenses from the Indemnifying Party or that there is a conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the expense of the Indemnifying Party (if the Indemnifying Party is liable under the terms of this ARTICLE 9) and to control the defense and settlement thereof. So long as the Indemnifying Party continues to vigorously and diligently defend the Third Party Claim in good faith, the Indemnified Party shall not pay, compromise, or settle such claim without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Agreement, “Special Claim” shall mean any Third Party Claim with respect to which the Indemnified Party is any one or more of the Purchaser Indemnified Parties and that (1) involves any possibility of criminal liability, (2) involves a material manufacturer supplier of the Business, (3) seeks injunctive relief, specific performance, or other equitable relief, or (4) if determined adversely to any of the Purchaser Indemnified Parties, could (together with all other pending claims) reasonably be expected to result in Losses to the Purchaser Indemnified Parties in excess of the Escrow Funds.

(d) If the Indemnifying Party does not provide the Indemnified Party notice it will assume the defense of the Third Party Claim within thirty (30) days after delivery of the Third Party Claim Notice or if the Third Party Claim involves a Special Claim, the Indemnified Party shall have the right to control, contest, settle, and/or compromise, through counsel of its own choosing, the Third Party Claim at the Indemnified Party’s own expense; provided, however, the amount agreed to be paid by the Indemnified Party in settlement or compromise of such Third Party Claim without the prior consent of the Indemnifying Party to such payment amount (which such consent shall not be unreasonably withheld or delayed) shall not be deemed determinative of the amount of the indemnification payment owed, if any, by the Indemnifying Party to the Indemnified Party under the terms of this ARTICLE 9.

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9.5 Payments. Any payments pursuant to this ARTICLE 9 shall be paid within five (5) days of the final determination of the amount of such claim and as follows:

(a) Any payments by the Seller Parties for Losses pursuant to Section 9.2 will be satisfied in cash by wire transfer of immediately available funds (i) first, from the Escrow Funds, and Purchaser and Parent shall, pursuant to the terms and conditions of the Escrow Agreement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Purchaser or its designee the amount of such Losses, and (ii) second, to the extent that the Escrow Funds have been exhausted or released or are not sufficient to cover the full amount of such Losses, from the Seller Parties, jointly and severally.

(b) Any payments by Purchaser for Losses pursuant to Section 9.3 will be satisfied in cash by wire transfer of immediately available funds from Purchaser.

(c) On the date that is six (6) months following the final Closing Date, the Escrow Funds then remaining in the Escrow Account (excluding the aggregate amount claimed in good faith with reasonable specificity by the Purchaser Indemnified Parties pursuant to claims made pursuant to this ARTICLE 9 and not fully resolved prior to such date) will be released to the Seller involved in the transaction with the first Closing Date. Purchaser and Parent will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account expressly provided in this Section 9.5(c).

9.6 Limitations. Except for any action or claim in respect of Fraud, the indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.2(a) or Section 9.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) or Section 9.3(a), as the case may be, $42,000 (the “Basket”); provided, however, the Basket shall not apply to any Losses in respect to any inaccuracy in or breach of Section 4.9(c) with respect to the Longmont Lease or the Phoenix Lease;

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.2(a) or Section 9.3(a), as the case may be, shall not exceed $825,000 (the “Cap”). Notwithstanding anything herein to the contrary, neither the Basket nor the Cap shall apply to the indemnification rights of the parties for Losses resulting from breach of any of the Fundamental Representations.

(c) The aggregate liability of the Seller Parties or Purchaser as an Indemnifying Party under any and/or all subsections of Section 9.2 or Section 9.3, as applicable, for Losses shall not exceed the Purchase Price.

(d) Payments by an Indemnifying Party pursuant to this ARTICLE 9 in respect of any Loss shall be limited to the amount of any Loss that remains after deducting the amount of any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of such Loss.

(e) An Indemnified Party may not recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation, warranty, covenant, or agreement in this Agreement.

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9.7 Mitigation of Losses.

(a) The Indemnified Party shall use, and cause its Affiliates and Representatives to use, commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to or does give rise to a Loss, including by pursuing recoveries under any insurance policies and any indemnity, contribution or other similar obligations owed by any Person (other than the Indemnifying Party) to the Indemnified Party with respect to such Loss.

(b) If the Indemnified Party receives any payment from any Person (other than the Indemnifying Party) in respect of a Loss after an indemnification payment is made under this Agreement for the Loss, the Indemnified Party shall promptly repay to the Indemnifying Party the amount of the indemnification payment the Indemnifying Party would not have paid had the payment from the Person (other than the Indemnifying Party) reduced the original indemnification payment in accordance with Section 9.6(d).

9.8 Materiality Scrape. For all purposes of ARTICLE 9, the amount of Losses related to any inaccuracy in or breach of any representation, warranty, covenant, or agreement shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualifications contained in or otherwise applicable to such representation, warranty, covenant, or agreement.

9.9 Purchase Price Adjustment; Satisfaction of Indemnification. Any amounts payable under this ARTICLE 9 shall be treated by the parties as an adjustment to the Purchase Price. All indemnification amounts actually owing hereunder shall be paid by the Indemnifying Party in cash or by delivery of immediately available funds to an account designated by the Indemnified Party in the full amount the indemnification liability.

9.10 Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate.

9.11 Exclusive Remedy. Except for any action or claim in respect of Fraud, from and after the final Closing, the remedies provided in this ARTICLE 9 shall be the sole and exclusive remedies of any party for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise in connection with this Agreement and the transactions contemplated hereby, subject to the terms and limitations set forth in this ARTICLE 9.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1 Notices. Any notice to be made under this Agreement shall be in writing, and shall be deemed to have been given (a) when delivered in person; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the respective address set forth below or at such other address as shall hereafter be designated in writing in the foregoing manner.

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If to any of the Seller Parties:	Lazydays Holdings, Inc.
4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
Attn: Ronald Fleming; Amber Dillard
Emails: [***];
[***]

with a copy to (which shall
not constitute notice):	Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
Attn: Will Goodling
Email: [***]

If to Purchaser:	General R.V. Center, Inc.
25000 Assembly Park Drive
Wixom, Michigan 48393
Attn: Loren S. Baidas, Chief Executive Officer
Email: [***]

with a copy to (which shall	Clark Hill PLC
not constitute notice):	220 Park Street, Suite 200
Birmingham, Michigan 48009
Attn: Loukas P. Kalliantasis
Email: [***]

10.2 Amendment and Waiver. Except as otherwise specifically provided herein, this Agreement (including all schedules and exhibits hereto) may not be amended or waived except, in the case of an amendment, in a writing signed by each Seller and Purchaser and in the case of a waiver, in a writing executed by the party so waiving. No course of dealing between or among any Person having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The failure of any party to exercise or enforce any right or remedy conferred upon it hereunder shall not be deemed to be a waiver of any such or other right or remedy nor operate to bar the exercise or enforcement of any thereof at any time thereafter.

10.3 Entire Agreement. The parties acknowledge the accuracy of the recitals, which are incorporated by reference herein and are made a part of this Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the exhibits, and schedules (other than an exception expressly set forth as such in the schedules), the statements in the body of this Agreement will control.

10.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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10.5 Governing Law; Jurisdiction. This Agreement and the Ancillary Documents shall be governed by the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each party hereby irrevocably: (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in New Castle County, State of Delaware (or if such court declines to accept jurisdiction over a particular matter, then in any other state court of the State of Delaware sitting in New Castle County, State of Delaware, that accepts jurisdiction), or the United States District Court for the District of Delaware, and any appellate courts thereof in any Action arising out of or relating to this Agreement or any of the Ancillary Documents; (b) agrees that all claims in respect of such Action may be heard and determined only in any such court; (c) hereby waives any claim of inconvenient forum or other challenge to venue in such court; and (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the Ancillary Documents in any other court.

10.6 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE, OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS BY OR AMONG THE PARTIES. EACH PARTY (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH LEGAL PROCEEDING, (B) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6. A PARTY MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.7 Expenses. Except as otherwise specifically provided herein, all fees, costs, and expenses incurred in connection with or related to this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees, costs, or expenses.

10.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign this Agreement or assign or delegate any of its rights or obligations hereunder without the prior written consent of the other parties; provided, that (a) Purchaser may, with prior notice to the Seller Parties, assign this Agreement and/or assign or delegate any of its rights or obligations to one or more wholly owned subsidiaries of Purchaser, so long as Purchaser remains jointly and severally liable for the performance of its obligations hereunder with such subsidiaries, pursuant to an assignment agreement in a form reasonably acceptable to and approved by Sellers, (b) any party may assign this Agreement and its rights and obligations hereunder to any Person that acquires, whether by merger, purchase of equity, purchase of assets, or otherwise, or is the successor or surviving entity in any such acquisition, merger, or other transaction involving, any party, and/or (c) Purchaser may, with prior notice to the Seller Parties, collaterally assign this Agreement for the benefit of its lenders or creditors. No assignment shall relieve the assigning party of any of its obligations hereunder.

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10.9 No Third Party Beneficiaries. Except as provided in Section 6.8 and ARTICLE 9, this Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and permitted assigns, and nothing contained in this Agreement shall be deemed to give any Person any right to enforce any of the provisions of this Agreement, nor shall any of them be a third party beneficiary of this Agreement.

10.10 Specific Performance. Each of the parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such party is entitled at Law or in equity. Each party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

10.11 Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) The parties agree that any drafts of this Agreement or any Ancillary Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Document, and each of the parties agrees that no Person, Indemnifying Party, or Indemnified Party shall make any claim, assert any defense, or otherwise take any position inconsistent with the foregoing in connection with any dispute or Action among any of the foregoing or for any other purpose.

(c) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the sections or subsections of this Agreement and will not affect the construction hereof.

(d) Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, (ii) references to the preamble, recitals, an article, section, exhibit, or schedule means a preamble, recital, article, or section of, or exhibit or schedule to, this Agreement, (iii) definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender, (iv) the word “including” means “including, without limitation,” (v) the word “or” is not exclusive and shall mean “and/or,” (vi) any reference to “$” or “dollars” means U.S. dollars, and (vii) references to a particular statute or regulation include all amendments thereto, all rules and regulations thereunder and any successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time.

(e) References herein to any Person will include such Person’s heirs, executors, personal representatives, administrators, successors, and permitted assigns; provided, that nothing contained in this clause will authorize any assignment or transfer not otherwise permitted by this Agreement.

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(f) References herein to any obligation under any Contract (including this Agreement) mean such obligation or Contract as amended, supplemented, or modified from time to time in accordance with the terms thereof and hereof.

(g) With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to and including.”

(h) Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

10.12 Attorneys’ Fees. In any Action instituted by a party hereto arising in whole or in part under, related to, based on, or in connection with this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the non-prevailing party reasonable attorneys’ fees, costs, and expenses incurred in connection therewith, including any appeals therefrom.

10.13 Counterparts; Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties may execute this Agreement and the Ancillary Documents by original, electronic, or digital signature. The exchange of copies of the signature pages to this Agreement and the Ancillary Documents, including by email, facsimile, a recognized digital electronic security procedure, or other similar electronic transmission (including an image of a signature), shall constitute effective execution and delivery. Such copies shall be treated in all manner and respects and for all purposes as an original signature and shall be considered to have the same binding legal effect as if they were the original signed version thereof delivered in person. Signatures of the parties transmitted by any such transmission shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

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WHEREFORE, the parties have caused this Agreement to be duly executed as of the date first set forth above.

PURCHASER:

GENERAL R.V. CENTER, INC.
a Michigan corporation

By:	/s/ Loren S. Baidas
Name:	Loren S. Baidas
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

WHEREFORE, the parties have caused this Agreement to be duly executed as of the date first set forth above.

SELLERS:

LDL OF FORT PIERCE, LLC
a Delaware limited liability company

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

LAZYDAYS RV OF LONGMONT, LLC
a Delaware limited liability company

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

LAZYDAYS RV OF PHOENIX, LLC
a Delaware limited liability company

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

PARENT:

LAZYDAYS HOLDINGS, INC.
a Delaware corporation

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

[EXHIBITS INTENTIONALLY OMITTED]